U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

(Amendment 3)

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

ECO BRIGHT FUTURE INC.

(Exact name of registrant as specified in its charter)

Wyoming	87-2595314
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

Registrant’s Principal Office

World Trade Center El Salvador

Calle El Mirador, 87 Ave Norte

San Salvador El Salvador 00000

Registrant’s telephone number, including area code:

(727-692-3348)

Securities to be registered under Section 12(b) of the Act: None

Securities to be registered under Section 12(g) of the Exchange Act: Common Stock, $0.001 per share

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☑	Smaller reporting company ☑
Emerging Growth Company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

We are filing this General Form for Registration of Securities on Form 10 to register our common stock, par value $0.001 per share (the “Common Stock”), pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Once this registration statement is deemed effective, we will be subject to the requirements of Regulation 13A under the Exchange Act, which will require us to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. We will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.

Unless otherwise noted, references in this registration statement to the “Company,” “Eco Bright,” “we,” “our,” or “us” means Eco Bright Future, Inc.. Our principal place of business is located at World Trade Center El Salvador Calle El Mirador, 87 Ave Norte, San Salvador El Salvador 00000, and our telephone number is (727)-692-3348.

Eco Bright Future, Inc is a Wyoming corporation and was originally incorporated in Wyoming in August 2021 with the Wyoming Secretary of State.

We plan to optimize blockchain technology and tokenize Real World Assets (RWA) using our unique blockchain ecosystem. “Tokenization of assets is the process of issuing a digital unique identifier (token) for an asset or commodity that is then transferable on the blockchain with a proof of ownership and a complete ownership history that can not be altered” (Tokenization) Tokenization of Real World Assets and smart contract implantation on the blockchain will be the primary focuses of the Company. We do not now nor do we ever intend to be a mining company to mine crypto currencies.

Management believes that the technologies available and the specialized blockchain present a stable business model with high growth potential. We are filing this Form 10 to begin reporting requirements to ensure our shareholders’ liquidity in their shares going forward, and to provide transparency to the market.

FORWARD-LOOKING STATEMENTS

There are statements in this registration statement that are not historical facts. These “forward-looking statements” can be identified by the use of terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties beyond our control. To discuss these risks, you should read this entire registration statement carefully, especially the risks discussed under the “Risk Factors” section. Although management believes that the assumptions underlying the forward-looking statements included in this registration statement are reasonable, they do not guarantee our future performance, and actual results could differ from those contemplated by these forward-looking statements. The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry, and other circumstances. As a result, the identification and interpretation of data and additional information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results. Accordingly, no opinion is expressed on the achievability of those forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained in this registration statement will transpire. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. We do not undertake any obligation to update or revise any forward-looking statements.

Item 1. Business.

Prior Operations

ORGANIZATIONAL HISTORY

We were incorporated in the State of Wyoming in August 2021. We filed a Regulation A Offering in April of 2022. In December of 2023 we completed a reverse merger with United Heritage, an El Salvador Corporation and Universa Hub Africa a Tunisian Corporation. Our current Jurisdicitons that we consolidate financials in and own any tangible or intangible assets are Tunisia, El Salvador, and the United States. A 1-U was filed in regards to this change of business on December 28, 2023. Upon restructuring and obtaining the necessary audits to initiate reporting we are now filing this form 10 registration.

The reverse merger was completed in December 2023 and the surviving entities financial documents are provided within this filing. The restructuring of the board will include new board members that will be added within the coming months. Tomaz Strgar has already been added to the board. United Heritage (El Salvador) and Universa Hub Africa (Tunisia) were the surviving financial entities of this transaction.

About Universa Hub Africa:

Universa Hub Africa is currently operating a blockchain application in Tunisia and has consulted with the Tunisian Government. This blockchain assists the government in interfacing with a top telecom operator in Tunisia (TOPNET). The blockchain is permissioned by Universa Hub Africa to the Tunisian Government. We assisted in the technical implementation of the blockchain and they now operate the blockchain. We are involved currently as consultants to assist the government in their specific needs and small changes they need with the blockchain. They operate and monitor the blockchain from a government level and are currently in full control of the blockchain they are using. Universa Blockchain which is owned by Universa Hub Africa is a public blockchain that operates and is available to the public. This blockchain is the same blockchain that will be used for our plans throughout the world to implement the tokenization of real world assets and will also be the blockchain that supports our open source options for other developers. Our blockchain operates at more than 30,000 transactions per second and is very secure. Universa Hub Africa has worked with the Tunisian Government and they run a private version of our public blockchain on their servers. The Tunisian Government is also looking at other implementations of the universa blockchain throughout the country as they experience the efficiency and organization universa blockchain provides. There is no guarantee the Tunisian Government will implement other blockchain activities. Our agreement with them was a one time agreement and we are available as consultants to help them maintain or service the blockchain they operate. They are not under an exclusive agreement to only use our services to consult. We do not have ongoing agreements with Tunisia other than our contracting services. We believe they will continue to use our consulting services to maintain the blockchain and we also will discuss future projects with the Tunisian Government. We do not currently have any material agreements with them.

Currently The Internet Agency of Tunisia (ATI) has partnered with Universa Hub Africa.

1)	ATI signs 10 year partnership with “Universa Hub Africa” – see details here - https://cointelegraph.com/news/tunisia-internet-agency-signs-strategic-partnership-with-blockchain-platform

The Internet Agency of Tunisia (ATI) had already entered into a 10-year renewable strategic partnership to provide hosting services for the platform and ensure its further development.

On 7th July 2020, the launch of Tunisia's global national blockchain network was publicly approved and signed during the presentation of the results of the partnership between ATI (Tunisia's leading Internet services and technology solutions company) and Universa Hub Africa, held by representatives of the leadership of the participating parties.

In the process of formally approving the launch, during a live video stream (available at https://lnd.im/2020TunisianNationalBlockchainLaunch), the officials (Moez Maaref, CEO and President of ATI, Omar Bouattay, Head of Universa Hub Africa, and Alexander Borodich, Universa CEO), signed Public Private Partnership (PPP) documents using one of the newly launched blockchain services, the certified digital signature service MyDocuments. tn, deployed in Tunisia and available to ordinary Tunisian citizens wishing to officially sign their documents. Future planned developments are oriented towards Smart Cities, e-government and citizen-oriented services.

During the speech, Alexander Borodich, CEO of Universa, said:

"Any developers, startups, entrepreneurs will be able to create any services based on blockchain: digital passports, smart contracts for loans, insurance, supply chain management, providing quality guarantees."

The National Tunisian Blockchain Network is based on the latest technological developments of Universa Blockchain and is open in Tunisia for both end-users and future integrations with an ever-increasing range of public services and business processes. The next key points of the project are planned to be the launch of a national DNS service on top of blockchain, a decentralised identity system, blockchain web services and several other services; this is expected sometime between September 2020 and January 2021.

Our material terms of our agreement moving forward include a consulting and contract rate to provide support to the blockchain when needed. It is not guaranteed that the Tunisian Government will use Universa Hub Africa as their only consultant or contractor. We have provided additional support from time to time and expect to continue to do so.

About United Heritage:

United Heritage was established to obtain licensing in El Salvador as a Digital Asset Service Provider to allow tokenization of certain assets and commodities. The operations of this company at the moment are minimal and the company is waiting for the applications to be approved by the Salvadorian Government.

Present Operations

Eco Bright Future, Inc., together with its subsidiaries, engages in the financial technology and blockchain business worldwide. The blockchain is a proprietary blockchain developed by Universa Hub Africa. The proprietary blockchain allows the company to not be dependent on a third party blockchain to complete transactions and operate. It also allows the company to build additional value added services that do not require the permission and appropriate integrations into a third party blockchain. The company builds tools to help people in accessing the economy via mobile and digital services. It is also involved in digital asset tokenisation and, as well as digital wallet activities. The company does not engage in crypto asset trading and we do not own crypto assets in our own account. The company has built a digital sugar exchange that has been tested and used in Dubai (UAE) and has a digital exchange service that can be used for other digital assets and commodities. The company is building an open source platform and developer infrastructure which enables everyone to access and participate in the global economy and Real-World Assets(RWA) tokenisation. Eco Bright Future, Inc. was founded in 2021 and is headquartered in Florida and El Salvador. Currently we are operating in Tunisia only. El Salvador licensing is applied for and we will open there as licensing permits and we will be applying for licensing in UAE and Thailand within the 2024 calendar year. There are no material agreements with El Salvador at this time as we are waiting for our licensing to be approved. There are no current contracts in place other than El Salvador. This contract is for a Digital Asset Service Provider (DASP) which will allow the company to legally issue digital assets as tokens and transfer assets on our proprietary blockchain. These assets are able to be transferred across a variety of wallets due to our open source code. We have a robust KYC and AML process that will track and monitor suspicious activities and we are working closely with the Governing body in El Salvador to complete this licensing and progress with our business plan. We have had talks with the other jurisdictions and have been given the licensing requirements and applications.

The applications have not been submitted at this time. These are the current jurisdictions we are operating or intending to operate in the very near future. Licensing is required in most jurisdictions we will enter from the individual country. We believe our current plans to license in Thailand will open up an opportunity in Indonesia under a cooperative license agreement between the two countries. We also believe that our license in El Salvador will open opportunities in Guatemala. This would allow us to enter these jurisdictions using the licenses from other countries. This is not a guarantee and the licensing requirements could change based on geo political policies or other policies outside of the companies control. Growth into other jurisdcitions will be selected based on highest probability of approval of the licenses. The blockchain and back end programming (back end programming is the implementation of our platform with the central banks and other organizations we will work with. This back end programming will involve the integration from other services to our application interface. These programming needs vary from customer to customer and depends greatly on what type of API integration they have built within their framework. Many of the clients we are targeting are central banks and they typically have quite robust API systems that allow us to integrate quickly, inexpensively and effectively.) which includes the ability to transfer Real World Assets within our ecosystem is complete and ready to use within our blockchain. There will be certain programming needs in most of the jursidictions we enter to integrate with local regulations and rules. This includes any integration with central banks or local banks that will be involved in our transfers or currency conversions from the gold backed currency to local currencies that are used. These integrations are expected to take anywhere from 1 month to 6 months in order to complete. The more complex integrations will take longer for our integration into certain tracking systems that will be monitoring the tokenization process and ensuring that all tokens are backed by actual assets and commodities.

The company currently does not have material agreements with the entities where we intend to operate. We are finalizing licensing that will allow us to work with the governments and businesses that we are planning to target. Our platform is finalized and can properly perform the transactions we intend to provide for our customers and clients.

The Pre license filings have been made in El Salvador and UAE. We expect to have a digital license agreement with a current bank in Thailand during the fourth quarter. Estimating times for approval for these licenses is very difficult as it is a very involved process and we are waiting on the government agencies involved to respond. With El Salvador we are working with CNAD and we are working with the DMCC in UAE. The cost to obtain these licenses is less than $10,000 in licensing fees. There can be capital requirements with some central banks that require an escrowed amount of cash up to $500,000 and this would be money we would likely use from funds raised or we will have to use revenues to pay for it if we are unable to raise the funds publicly. If we are unable to fund these terms for escrow we would need to wait to enter the jurisdictions that require that escrow. El Salvador and UAE do not require an escrow account with the licensing we have applied for. El Salvador licensing is reciprocal in some jurisdictions in central and South America. We will continue to monitor which countries allow a reciprocal licensing agreement. The bank we are working with in Thailand is licensed in Thailand and Indonesia. We will disclose what bank we are working with when we have the agreement and permission from them to release their information.

The current countries we intend to work with will offer the same product and tokenization but could vary with implementation due to regulatory or licensing requirements. Our ability to individually adapt to the local needs of our clients and customers is one of our greatest competitive strengths. This is also one of the ways which we could potentially reach the need to register as an investment company in the futures. Currently our Tokenization process and current plans for exchanging digital assets do not currently meet the Howey Test as the current assets and commodities that are tokenized are not expected to give returns based on the reliance of other peoples efforts.This means that the tokenized assets we will offer do not carry with them an investment strategy from the view point of the company. The company is not selling any product or asset or commodity with the expectation to increase the value based on the work of someone else. The “Howey Test” as explained below is clear on what is considered an investment company under Section 2(a)(1) and the company currently does not meet that test. In certain jurisdictions and depending on how certain assets are held in “custody” (meaning who holds the asset or commodity in question in their custody) there could be a need to register as an investment company. We will continue to monitor the situation as it changes and maintain compliance with SEC governing rules even when we are dealing with foreign jurisdictions. We have consulted with our attorney and we will continue to monitor current regulations and changes in regulations and reporting requirements. Our business plan is specific to providing a software solution to businesses and governments that will allow them to provide these services to their population and their clients. We do not custody the tokens. The custody will be with the government or business providing the token or will be held by the end user in their wallet or stored locally on their personal device. In case of loss of device there is a record that the end user can access by verifying their identity. This is done with our KYC AML partner SubSum and they have an extremely robust service that has been implemented across several networks successfully and securely.

We will be operating under regulations in El Salvador, Tunisia, UAE and Thailand mainly with our initial plans. These countries have been passing and modifying laws quickly in regards to blockchain and cryptocurrency technologies and currencies. As we work with these countries and their licensing agencies we intend to partner with them to help pioneer future policies and procedures. We intend to work directly with the licensing agencies and government agencies to ensure that we are meeting the specific criteria that they implement at all times. As a US company we will also have disclosure documents that will need to be provided under US law even if we are not operating or accepting clients in the USA.

We believe that our El Salvador license will allow us to operate within Guatemala. If it does not allow us to operate their we will delay entrance to Guatemala. Our current licensing process with CNAD in El Salvador is ongoing. We have applied for a Digital Asset Service Provider license and have had an interview over video conference with the CNAD. We are still in the process of providing required information with CNAD such as an external audit of our platform, certain security manuals and operational procedure manuals. We also have recently retained a local security officer as a requirement from CNAD. This individual is required to be a resident of El Salvador and will be the local contact for CNAD.

It is currently planned to not accept clients, businesses, end users or customers from certain jurisdictions. Individuals or businesses in these jurisdictions will not pass our KYC/AML process. These jurisdictions include the United States of America and European Union countries. The KYC process will not allow individuals with passports from these jurisdictions use our services. Additionally if a certain territory or jurisdiction is prohibited from using our service we will be able to adjust our KYC protocols accordingly to prohibit unauthorized access. Our KYC and AML policies will stop end users “clients” and “large corporations” that want to use our open source, wallets or blockchain from setting up accounts. Our KYC and AML policies are provided by SumSub which monitor and protect our platform. This KYC and AML service verifies users, businesses and transactions while simultaneously managing cases and deterring fraud. The system includes email and phone risk assessments and device intelligence. We go through a very thorough ID Verification, Liveness face match, address verification, live agent video call, QES/eIDAS, NFC, Known face search, blocklist check and duplicate check. Our AML screening screens for PEP and sanctions amongst other important factors such as ongoing fraud monitoring and suspicious transaction reporting.

Our Tokenization process and current plans for exchanging digital assets do not currently meet the Howey Test as the current items planned to be tokenized are commodities and are not expected to give returns based on the reliance of other peoples efforts. There could be a need to register an offering with the SEC if and when certain real estate transactions are tokenized or other digital assets that meet the “Howey Test”. We will review each tokenization process and register the appropriate offerings with the SEC.

Our Tokenization process is currently allowing us to take a commodity (such as gold) and tokenize it using the Universa Blockchain. This process allows the gold to be held in a secure location with proper tracking using serial number issuances and converting those serial numbers to tokens. Owning the tokens gives rights and ownership to the gold that is registered under that serial number. This process is being facilitated with a bank that will hold and store the gold in a secure location that is covered by bank insurance.

Universa is an open-source blockchain platform for cryptographically secured accounting and control of the creation and modification of smart contracts - structured documents, so-called Ricardian Contracts.

Consensus.

Universa uses PoA (Proof-of-Authority) consensus - the block/data is considered correct, if the correctness/acceptability of the block has been confirmed by nodes within a mutually authenticated network topology.

Universa does not use the PoW (Proof-of-Work), PoS/DPoS (Proof-of-Stake, Distributed Proof-of-Stake) and similar ones. Universa does not require any “mining”, wasting computing resources simply to draw lots for the right to to register blocks. In addition, data is registered in blocks in a non-routine fashion (periodic, every n seconds) generation of blocks, but immediately at the moment of receipt, without forced delays until the next block. This made it possible to reach a speed of 30,000 transactions per second.

Distributed Ledger Structure (DLT).

Each block/revision of a smart contract may contain one or more descendant/new revision, e.g., in the case of split-join (split) resolution in a smart contract (example:

A smart contract of some token with a value of 1000 is split into three smart contracts, with amounts of 200, 300 и 500).

Also, each block/revision of a smart contract may contain one or more parent/previous revision, e.g., in the case of split-join (join) resolution in a smart contract (example: three compatible smart contracts of the same token, of 200, 300, and 500 are converted into a smart contract of this token of 1000). Thus, the revision history of each particular smart contract represents a DAG (Directed Acyclic Graph); and the entire set of data recorded in the

Universa distributed registry is a set of DAGs.

Blocks content.

“Blocks” of a Universa distributed ledger (DLT) are serialized revisions of the of smart contracts (structured documents), be it the very first (origin) revision of the document or subsequent revisions. Each subsequent revision of the contract contains the cryptographic hash of the parent revision (forming a classic blockchain-like structure).

The Universa distributed registry's tasks do not include:

● Storing/accounting for simple value transfer transactions from address to address

(similar to accounting for cryptocurrencies/tokens, Bitcoin, ETH in Ethereum);

● Storage/accounting of the created program code of distributed applications

(dApp), as well as intermediate results of its launch (similar to Ethereum

dApps).

However:

● Value transfer accounting can be simulated as one of the special cases of the use of smart contracts of a general kind or if infrastructure is implemented to run distributed applications/dApps/UBots

The Universa network stores the fact/status of data fidelity of a particular block (revision of a smart contract), determined by the HashID value of the contents of that block. Moreover

Moreover, only the fidelity status (APPROVED) of the contract is stored long term; the status of the contract's (e.g. REVOKED) of the contract is stored only as long as necessary,

to ensure that a similar contract in APPROVED status cannot be duplicated.

APPROVED.

Decentralization.

Nodes in the Universa network provide BFT-safe (Byzantine Fault Tolerance) communication between the nodes, and ensure decentralized consensus even in the case of malicious participants. The Universa network does not contain centralized components that affect the logging of data registration in the network (such as the Kafka-based ordering service in Hyperledger Fabric)

Data consistency.

The Universa registry registers (if the data is correct) the required new revisions of the blocks immediately (after the obvious technical network delays associated with the verification and registration of contracts), thus ensuring immediate consistency.

In the case of Universa, it is impossible to occur so-called “orphan” blocks (Bitcoin)

or uncles (Ethereum) - in which a block (and the data in it) that was once considered to be

“correct” is rolled back and deemed unregistered again when another block (and the data in it)

when another, longer chain of validated blocks appears in the blockchain.

Unlike architectures like Bitcoin/Ethereum, the number of “validated” blocks does not matter (conventionally, we can consider the number of validated blocks to be is irrelevant (conventionally, we can assume that the number of confirmations required is

- 0 or 1).

Universa, by providing immediate consistency, gives a more guaranteed timeframe of of data fixation than in the case (with Bitcoin/Ethereum architectures) of eventual consistency.

Our plan with the creation of digital wallets: we do not intend to provide safe-guard crypto-assets services to our clients. Instead, we create infrastructure solutions for large corporate and government customers in which end-users can use our digital infrastructure to securely transfer their rights to digital assets from one wallet to another. We do not act as an agent and do not have access to clients' or customers' digital assets.

Our test with our digital sugar exchange in Dubai with DMCC Tradeflow provides a secure and transparent central registry of ownership for commodities stored in Dubai, where titles of stored commodities can be transferred or pledged within a robust legal and Sharia compliant framework.

DMCC Tradeflow allows physical inventories that are stored in DMCC certified and rated warehouses around the UAE to be converted into electronic negotiable instruments, ‘DMCC Tradeflow Warrants’, governed by a strong and transparent regulatory regime and administered by DMCC.

Universa entered into a partnership agreement with Al Khaleej Sugar and DMCC to launch the digital sugar exchange. Universa Digital Sugar Trading DMCC, has been registered at the Dubai Multi Commodities Centre ("DMCC") under License No. DMCC-759128 with address at Unit No: 20-10-02, Jewellery, Gemplex 2, Dubai, United Arab Emirates Dubai, UAE Al Khaleej Sugar and Universa DMCC signed the agreement to launch a digital sugar trading platform and entered into several agreements to implement this project.

In order to tokenize Al Khaleej Sugar DMCC's warrants, Universa Digital Sugar Trading DMCC integrated the digital sugar platform with DMCC Tradeflow. Al Khaleej Sugar allocated 100,000 tons in its warehouse as a single warrant issued and registered by DMCC Tradeflow. Universa DMCC's integration with TradeFlow allows Universa to take title to this warrant and tokenize it as the underlying asset for 100,000,000 tokens, each representing 1 kg of sugar from Al Khaleej Sugar's warehouse. The term "paper warrant" was used to explain that the Tradeflow warrants were initially created to mirror the physical warrants, and we added the digital layer of tokenization functionality that allows fractions of the warrant to be traded without the need to reissue new warrants after each sale.

Then the Digital Sugar Exchange platform was launched by Universa DMCC, which allows traders to buy and sell these tokens after proper KYC/AML checks and onboarding procedures.

Full explanation from the their article:

The DMCC operates an electronic central registry of ownership of commodities called the Trade Flow (‘Tradeflow’). The platform has been developed with extensive interaction from the DMCC members alongside advice from key regional financiers and commodity owners. The access to the Tradeflow is under the DMCC Tradeflow Corporate Access Agreement dated 11th February 2013 (the ‘Corporate Access Agreement’). This registry uses negotiable electronic title documents called DMCC Tradeflow warrants (‘Warrants’) to provide interested parties with the undisputed proof of ownership and security interests attached to UAE based inventories. The Warrants are issued by storage operators (in the DMCC) in accordance with the DMCC Warrant Rules annexed to Corporate Access Agreement (the ’Warrant Rules‘) and provide evidence of specified goods (quantity and quality) being stored therein. Ownership of DMCC Tradeflow Warrants can be electronically transferred between members using the web-based, secure interface.

The use of collateral management in trade finance is increasingly seen as a tool that gives financiers a way to reduce and mitigate risk and offers much needed capital relief. With this in mind, the DMCC has developed a pledge structure which allows commodity owners and their financiers to register pledges on the DMCC Tradeflow being collateral in return for working capital financing. The advantage of a pledge for financiers is that it creates a security interest over the assets, allowing them to be used to secure the performance of an obligation, i.e. a trade finance loan. The pledge is created electronically in accordance with the DMCC Security Rules annexed to Corporate Access Agreement (the ‘Security Rules’). The process involves registration of parties as participants with DMCC which is done by way of acceptance of the DMCC Tradeflow Corporate Access Agreement (and all the Rules appended thereto including the Security Rules and Warrant Rules). Each participant (pledgor, storage operator and the finance party) would sign a document called ‘Letter of Adherence’.

Security is created electronically by way of electronic issuance of a standard format Security Notification (as defined in the Corporate Access Agreement) and Security Acceptance (as defined in the Security Rules). In order to enter into subsequent transactions over the DMCC Tradeflow evidencing a pledge over future Warrants (issued by the storage operator as and when additional goods are deposited), the pledgor (as the legal owner) is required to issue a new Security Notification to the DMCC on the DMCC Tradeflow in relation to the new Warrant(s) instructing the DMCC to hold the new Warrant(s) by way of pledge for the pledgee. Upon receipt of the Security Notification on the DMCC Tradeflow, the DMCC would hold the said Warrant for the benefit of the pledgee. The pledgee upon the receipt of the Security Notification is required to issue and transmit the Security Acceptance on the DMCC Tradeflow within seven (7) days of receipt thereof. The creation of security by way of pledge over the Warrant(s) is subject to cancellation by the DMCC without notice if, within seven (7) days after the date of the Security Notification, a Security Acceptance has not been received from the pledgee.

The Security Rules also provide for a close out mechanism which permits enforcement of the pledge by way of sale of the Warrants by the DMCC (and the goods it represents) without recourse to the pledgor or a court order on receipt of a Close Out Settlement Instruction (as defined in the Security Rules) as prescribed in Rule 3 of the Security Rules. However the recognition of the close out mechanism under UAE law requires detailed examination as the concept of “self help” is not recognised under UAE law and an order of a UAE court may be required for enforcement of any security created under any of the security documents. Further, any default by the pledgor may not automatically give the pledgee any right to attach the Warrants (or the goods). It may, however, instruct the DMCC on the DMCC Tradeflow by way of a Security Enforcement Instruction (as defined in the Security Rules) to hold the goods in favour of the pledgee and not to release the same until the successful conclusion of the proceeding or any judgment or appealable order issued by a UAE Court in relation to the pledgor’s default.

The storage operator warrants or guarantees to hold the stored commodity by way of safe custody implying that although they are legally liable for any value lost through theft or damage, they have no legal ownership in them except for the storage operator lien as highlighted below. As such, in case of liquidation, the storage operator’s creditors will be unable to seek recourse to the commodities stored since the legal title remains with the holder of the Warrants – as registered on the DMCC Tradeflow central registry. It is also important to note the Rule 3.3 of the Security Rules which provides the following order of priority in relation to any monies realised pursuant to the enforcement of security:

•	first, in or towards satisfaction of any Storage Operator’s lien which is duly annotated on the relevant Warrant at the time of sale; and
•	second, in or towards satisfaction of all costs, charges and expenses incurred, or payments made, by and evidenced in writing by DMCCA in connection with such sale of the Warrant (or the Goods represented by the Warrant) (including the agency fee referred to in Clause 3.5); and
•	third, in or towards satisfaction of all costs, charges and expenses incurred, or payments made, by and evidenced in writing by the Tradeflow Finance Party in connection with such sale of the Warrant (or the Goods represented by the Warrant); and
•	fourth, in or towards satisfaction of the Secured Obligations to which the relevant Warrant relates; and
•	fifth, as to the surplus (if any), to the person or persons entitled thereto.’

Therefore apart from the cost of the DMCC for the sale of the Warrant (or the Goods represented by the Warrant), the realisation under the pledge documents will also be subject to any limitation arising from the storage operator’s lien over the goods and such lien shall rank ahead of the pledgee’s claim and shall include all lawful storage charges, money claims, insurance, transportation, labour, weighing, coopering and any advertisement charges for auction of the goods in the event of a default. Accordingly, the storage operator may have priority in the insolvency of the pledgor for unpaid rentals and other charges for the storage of goods in their vault.

Each paper warrant issued by DMCC Tradeflow has a unique identifier that is converted to a token on the universa blockchain using the Tokenization process. This allows the Paper warrant to be traded in Digital format for ease of transfer and ease of tracking custody and ownership rights to the paper warrant. The unique Identifier is encrypted and embedded in the token on the blockchain and it allows a secure, safe and easy way to trade the commodity. Our ongoing support for the exchange once the license is secured will be on a contract basis for software updates and development and we are paid an exchange fee for transfers that are completed upon the blockchain in small percentages of the overall trade volume.

The process of gold tokenization will be exactly the same as it was done by Universa DMCC for sugar tokenization.

The process will be as follows:

- Gold owner allocates the amount of gold to be tokenized.

- Gold bars are reserved by DMCC TradeFlow system, the warrant is issued

- Title of the warrant is transferred to Universa Gold Trading DMCC via DMCC TradeFlow system.

- Our NewCo Gold Trading DMCC will use this warrant as an underlying asset to tokenize and issue digital tokens, where each token represents 1g of raw, stored in the warehouse, guaranteed by this warrant.

- User buys tokens with fiat currency (AED, Dirham), via Partner’s Bank

- Ownership of tokens (gold grams) will be transferred to the buyer and registered on the gold blockchain network.

- User can sell tokens for fiat currency (AED, dirham) and get money to their bank account or to order physical gold delivery through the digital gold trading platform(from 1kg)

- When the user requests delivery of gold bars, the tokens are burned, the gold bars are delivered to the user and the Warrant is reissued using DMCC Tradeflow to eliminate the risk of discrepancy between the amount of gold in storage and the amount of digital gold in circulation.

- Commission is paid in gold milligrams to the gold owner, DMCC and our NewCo Gold Trading DMCC respectively

Our blockchain network doesn’t store the private keys, it will be stored at the laptops, computers and mobile phones of our clients. Network is stored the full history of transactions, including hash of both receiver and sender, which would allow to find the all information needed for KYT(know your transaction) procedures.

Any amount of gold tokens might be sold via online digital platform, but only standard bars may be delivered in physical form. All milligrams might be easily converted back to national fiat currency under current exchange rate.

We also intend to implement an AI platform that will allow users to interact with an AI engine to receive concierge services. They will be able to book hotels, make reservations at restaurants and other services directly from their wallet. This service will be added at a later date and will likely be in 3rd or 4th quarter of 2025. The AI engine is prepared and can be implemented. The cost of implementing will mainly be advertising and getting companies to integrate their reservation systems with our blockchain. We intend to fund this project from revenues which is why it is estimated that it will be late in 2025 for implementation. If we are unable to fund this project from revenues we would most likely delay implementation for another year. Some of the difficulties in implementing this project will include the AI integration, Cost of acquiring customers and integration into their reservation sofwares and ongoing maintenance costs of supporting the ongoing AI integration.

The full implementation of our AI platform is not yet fully planned in detail. We have a substantial amount of the code written for this and the expenses are not expected to be significant to finish the product. We do anticipate significant expenses in the implementation and the marketing of the product. This will not start this year and will be in the year 2025. We would fund the project off of perceived revenues from our success in our current business plan. If we do not have the revenue from our current business plan we would delay the roll out of the AI platform. We plan to generate revenue from the AI engine through reservation fees through the concierge service. The plans to generate these revenues has also not fully been developed. The rollout of the AI platform could be delayed for multiple reasons including but not limited to the revenues necessary to fund the platform, the ability to market the platform and the ability to generate the necessary business plan to implement the platform.

As the Company continues its business development and asset acquisitions, the Company anticipates our capital needs to be between $5,000,000 and $25,000,000 (varying based on growth strategies). We will raise these funds through the sale of stock or offerings to the public. The difference in growth strategy will primarily be based on how quickly we expand our client and userbase that is using our blockchain and wallet service. The more aggressive we can market will allow us to attract more customers faster. If we raise the full amount of 25 million we will also be able to enter at least 2 other regions. These regions will be selected carefully in conjunction with our current operations and where we are currently having the most success and profitability. If we raise less money we will not grow as fast but our plans will be unchanged overall. We currently have the necessary technology developed and most of our expenses will be in marketing and opening new areas which includes integration costs and licensing fees. If we raise less than 5 million we will be limited to expanding outside of El Salvador and UAE. If we raise 10 Million we will be able to expand quickly into Thailand and if we raise 25 million we will be able to expand into all the jurisdictions we are targeting immediately upon receiving the licenses. If we raise less money we will expand slower and continue our business operations in the jurisdictions we are currently setting up.

Employees

We have one full time employee, our President, George Athanasiadis and a part time CTO Tomaz Strgar. The Board retains consultants and advisors on as needed basis.  They are compensated with cash and also with the issuance of the Company’s common stock.

Facilities

Our corporate offices are located in Florida and El Salvador. Our main operations will be spread across Central America and Asia. Consultants, advisors and contract service providers will work from home offices and from our location in El Salvador.

ITEM 1A.  RISK FACTORS

Any investment in our securities is highly speculative.  The Company's business and ownership of shares of our common stock are subject to numerous risks.  You should not purchase our shares if you cannot afford to lose your entire investment. You should consider the following risks before acquiring any of our shares.

We need additional capital.

We need additional financing to grow our operations. The amount required depends upon our business operations, and how quickly we grow. Varying based on growth strategies, it is estimated between $5,000,000 and $25,000,000 will have to be raised over the next 2 years. We may be unable to secure this additional required financing on a timely basis, under terms acceptable to us, or at all. To obtain additional financing, we will sell additional equity securities, which will further dilute shareholders' ownership in us. Ultimately, if we do not raise the required capital, we may experience delayed growth or need to cease operations.

We are dependent upon our key personnel.

We are highly dependent upon the services of Tomaz Strgar, our Chief Technology Officer. If he terminated his services with us, our business would suffer.

There is only a limited trading market for our securities.

Our Common Stock is traded on the OTC Pink Sheets. The prices quoted may not reflect the price at which you can resell your shares. Because of the illiquid nature of our stock, we are subject to rules of the U.S. Securities and Exchange Commission that make it difficult for stockbrokers to solicit customers to purchase our stock. This reduces the number of potential buyers of our stock and may reduce the value of your shares. There can be no assurance that a trading market for our stock will continue or that you will ever be able to resell your shares at a profit, or at all.

Our management controls us.

Our current officers and directors own approximately 74% of our outstanding common stock and are able to affect the election of the members of our Board of Directors and make corporate decisions. Alexander Borodich, by his ownership of Class A Preferred Stock, has the right to vote 49% of our voting securities.

We have a going concern issue.

Eco Bright's consolidated financial statements are prepared using Generally Accepted Accounting Principles applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, Eco Bright has recently accumulated losses since its inception and has had negative cash flows from operations until 2023, which raise substantial doubt about its ability to continue as a going concern. Management's plans with respect to alleviating the adverse financial conditions that caused management to express substantial doubt about the Eco Bright's ability to continue as a going concern are as follows:

The ability to continue Eco Bright’s operations depends on its ability to generate and grow revenue and results of operations as well as our ability to access capital markets when necessary to accomplish strategic objectives. We expect to continue to incur losses for the immediate future and will need additional equity or debt financing until we can achieve profitability and positive cash flows from operating activities. Our future capital requirements for operations will depend on many factors, including the ability to generate revenues and obtain capital.

There can be no assurance that Eco Bright will be able to achieve its business plans, raise any more required capital or secure the financing necessary to achieve its current operating plan. The ability of Eco Bright to continue as a going concern is dependent upon its ability to successfully accomplish the plan described in the preceding paragraph and eventually attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Licensing and permissions to tokenize real world assets could take longer than expected in different jurisdictions.

Licensing and permission to tokenize real world assets legally in the jurisdictions in which we operate could be delayed or denied. If we are unable to obtain all the licenses we are expecting it could negatively impact our growth potential.

The Real World Asset (RWA) Tokenization Market is Highly Competitive and Fragmented.

There are a substantial number of companies attempting to enter this highly competitive market. We feel we have a good competitive advantage, however there are many companies we will compete with that are better funded than we are. There is no guarantee we will be able to take the market share we are expecting. Other risks associated can come from government intervention including, but not necessarily limited to, future government regulation limiting the scope of activities available to generate revenue and creating technological difficulties.

Reporting requirements under the Exchange Act and compliance with the Sarbanes-Oxley Act of 2002, including establishing and maintaining acceptable internal controls over financial reporting, are costly and may increase substantially.

The rules and regulations of the SEC require a public company to prepare and file periodic reports under the Exchange Act, which will require that the Company engage in legal, accounting, auditing, and other professional services. The engagement of such services is costly, and we are likely to incur losses that may adversely affect our ability to continue as a going concern. Additionally, the Sarbanes-Oxley Act of 2002 requires, among other things, that we design, implement and maintain adequate internal controls and procedures over financial reporting. The costs of complying with the Sarbanes-Oxley Act may make it difficult for us to design, implement and maintain adequate internal controls over financial reporting. If we fail to maintain an effective system of internal controls or discover material weaknesses in our internal control. In that case, we may not be able to produce reliable financial reports or report fraud, which may harm our overall financial condition and result in a loss of the investor confidence and a decline in our share price.

We cannot assure you that our Common Stock will be listed on an exchange.

Our common stock is currently traded on the Pink Sheets under the symbol EBFI. Our goal is to become a fully reporting company, and uplist to a larger exchange, if possible. However, we cannot assure you that we will be able to meet the initial listing standards of the stock exchanges or quotation medium we are hoping to uplist to, or that we will be able to maintain a listing of our Common Stock on any stock exchange. After the filing of this Form 10, we expect that our Common Stock would continue to be eligible to trade on the “pink sheets,” where our stockholders may find it more difficult to trade shares in our Common Stock or obtain accurate quotations as to the market value of our Common Stock. In addition, we would be subject to an SEC rule that, if we failed to meet the criteria outlined in such rule, imposes various practice requirements on broker-dealers who sell securities governed by such rule to persons other than established customers and accredited investors. Consequently, such a rule may deter broker-dealers from recommending or trading shares in our Common Stock, which may further affect its liquidity. This would also make it more difficult for us to raise additional capital following a business combination.

Our Common Stock will likely be considered a “penny stock,” which may make it more difficult for investors to sell their shares due to suitability requirements.

Our common stock is currently deemed “penny stock,” as that term is defined under the Exchange Act. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that the exchange or system provides current price and volume information concerning transactions in such securities). Penny stock rules impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors.” The term “accredited investor” generally refers to institutions with assets over $5,000,000 or individuals with a net worth in excess of $1,000,000 or an annual income exceeding $200,000 or $300,000 jointly with their spouse.

The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized disclosure document in a form prepared by the SEC, which provides information about penny stocks and the nature and level of risks in the penny stock market. Moreover, brokers/dealers are required to determine whether an investment in a penny stock is suitable for a prospective investor. A broker/dealer must receive a written agreement to the transaction from the investor setting forth the identity and quantity of the penny stock to be purchased. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or dispose of them. This could cause our stock price to decline.

We have never paid dividends on our Common Stock, and it is not guaranteed that we will in the future.

We have never paid dividends on our Common Stock, we have this option as valid to discuss on the management level and approve it. There are no assurances or guarantees that we will be able to pay dividends.

We are an “emerging growth company” under the JOBS Act of 2012. We cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). We may take advantage of certain exemptions from various reporting requirements that apply to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive, there may be a less active trading market for our common stock, and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of specific accounting standards until those standards would otherwise apply to private companies. We are taking advantage of the extended transition period to comply with new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, although we will lose that status sooner if our revenues exceed $1 billion, if we issue more than $1 billion in non-convertible debt in three years, or if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any June 30.

Our status as an “emerging growth company” under the JOBS Act of 2012 may make it more challenging to raise capital as and when we need it.

Because of the exemptions from various reporting requirements provided to us as an “emerging growth company” and because we will have an extended transition period for complying with new or revised financial accounting standards, we may be less attractive to investors, and it may be difficult for us to raise additional capital as and when we need it. Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry. If we cannot raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

We have the right to issue shares of preferred stock. If we were to issue preferred stock, it is likely to have rights, preferences, and privileges that may adversely affect the common stock.

We have preferred stock currently issued and outstanding and do have the ability to issue more. The issuance of these shares could adversely affect the common stock already outstanding. The aforementioned preferred stock allows the holder to vote 10 times for each share owned. Currently Alexander Borodich owns 10,000,000 shares representing 100,000,000 votes. These shares hold special voting rights but are not convertible into common stock of the company.

There are inherent risks associated with our limitation of our internal policies and procedures to determine whether crypto assets and crypto-asset related services and products offered or that we intend to offer are “securities” within the meaning of Section 2(a)(1)

Some of our policies and procedures are risk-based judgments made by the company and not a legal standard or determination binding on any regulatory body or court. This includes the risk that we could be compliant within the jurisdiction we are operating in but out of compliance within the Securities Division and Governing Boards of Public Companies. The laws are often changing and keeping up with the specific changes is very important and difficult to manage.

We have a potential requirement to register as an investment company under the Investment Company Act of 1940

The company could be required to register as an investment company in the future. This could add additional requirements and additional expenses that could negatively impact the company and restrict our ability to implement certain aspects of our business plan. We do not currently meet The “Howey Test” and we do not custody any investments. We currently do not meet the definition of an investment company under Section 2(a)(1). In certain jurisdictions and depending on how certain assets are held in “custody” (meaning who holds the asset or commodity in question in their custody) there could be a need in the future to register as an investment company. We have consulted with our legal counsel and although right now we do not meet the requirement to register we could at a future date be required to register either through change in who has to register as an investment company or due to a change in how we operate and do business. We will continue to monitor the situation as it changes and maintain compliance with SEC governing rules even when we are dealing with foreign jurisdictions. The changing laws and regulations regarding what is considered an investment company is evolving with current blockchain and crypto technologies. This could change our regulatory expenses significantly and we could be required to register as an investment company.

We are currently applying for several licenses in different Jurisdictions. If they are not approved it could affect our growth rate.

We are currently applying for licenses in El Salvador and plan to quickly apply for licensing in Thailand and UAE. If these licenses do not get issued it would affect our ability to grow and would prohibit us from tokenizing many of the assets and commodities we are planning on tokenizing.

The use of AI can be expensive, unpredictable and carries its own risks that are not associated with our individual blockchain technology.

The use of AI can also create more regulatory stipulations and the everchanging environment could make AI implementation difficult or not profitable. Certain AI engines also carry with them security risks from an encryption aspect.

We plan to operate in El Salvador, Tunisia, United Arab Emirates, Thailand, Indonesia and Guatemala. The risks associated with the various regimes and government oversite in these countries could impact our business.

The governments and regulations in the countries we plan to operate in could pass legislation affecting our plans for development and growth within the regions. Dealing with the regulatory environments in these countries can be risky and therefore could affect the growth, expansion and viability of the company in the future.

We plan to operate using licenses with El Salvador, Tunisia, United Arab Emirates, Thailand, Indonesia and Guatemala. Any country can change regulations and make licensing and compliance more difficult and/or more expensive.

The operation of licensing across multiple jurisdictions can be difficult to keep up with current regulations and restrictions. Changes in leadership in the countries can also affect our licenses even after they are issued.

Regulatory developments are rapidly changing related to crypto assets, the crypto asset markets and artificial intelligence products in El Salvador

El Salvador has become a global leader in crypto assets and crypto markets. They have been aggressively marketing crypto assets and have created regulations within El Salvador that govern their digital asset markets. This can provide risk if they begin to be more restrictive in certain activities that the company is involved with. We will be using the Digital Asset Provider License (DASP) from El Salvador and the revocation or suspension of this license could cause harm to the company.

CNAD is the regulating entity in El Salvador and they have very specific licensing requirements and they update regulations very often. The ongoing compliance has required us to hire a local individual that is approved by CNAD to assist in the rolling out of new and changing regulations. Licensing requirements are currently our main focus. In order to be granted a license you must show that your platform meets the guidelines and regulations of the CNAD and that you have the ability to adapt your platform to their future changes. This is a challenging environment to do business in because things change quickly and often.

Regulatory developments are rapidly changing related to crypto assets, the crypto asset markets and artificial intelligence products in Tunisia.

Tunisia is relatively new to the crypto asset market and will be changing and evolving as they learn and grow. This could be a risk as we are one of the first companies operating with the government in crypto assets and blockchain technologies in the country.

Tunisia has fewer regulatory changes currently happening than other jurisdictions but licensing requirements exist and ongoing compliance with their regulatory statutes requires supervision and a knowledgeable individual to monitor compliance. We have been operating in Tunisia for several years and we have a good understanding of their changing regulations and compliance issues.

Regulatory developments are rapidly changing related to crypto assets, the crypto asset markets and artificial intelligence products in United Arab Emirates.

UAE is on the cutting edge of crypto asset markets and is evolving and designing regulations and restrictions on many aspects of digital assets. As they introduce more regulations we could have an increased expense in conforming with new policies and procedures.

DMCC isssues new rules and regulations inclucing licensing requirements for operating within the UAE. Restrictions include not being able to operate without a license. To obtain licensing you must prove competence as a company and you must provide detail structure of your KYC/AML process and your overall platform security. Failure to obtain licensing could adversely affect the company.

Regulatory developments are rapidly changing related to crypto assets, the crypto asset markets and artificial intelligence products in Thailand.

Thailand is relatively new to the digital asset market and we expect to be one of the first companies operating in the way we expect to operate once we get the necessary licenses. Thailand will monitor closely our actions as a company and will be heavily involved in the way we roll out our products and services. We could experience delays or additional costs due to regulatory compliance.

Thailand has a growing digital market and as they continue to grow they are adapting their laws and regulations to prevent issues and fraud. The changes include limiting the licenses they are issuing. We intend to partner with a bank that currently has a license and in order to do this we must comply with the regulatory compliance from the bank we will work with. This process is ongoing in negotiations and we will release more information on this when we have reached a final agreement and have permission from our partners to disclose our agreement. If we are unable to proceed with this partnership we will need to find another partner or apply for our own license. Applying for our own license will greatly increase the timeline in which we expect to enter the Thai market.

Regulatory developments are rapidly changing related to crypto assets, the crypto asset markets and artificial intelligence products in Indonesia.

Indonesia is relatively new to the digital asset market. Indonesia likely introduce new and wide spread policies and procedures regarding crypto asset markets. We could experience delays or additional costs due to regulatory compliance.

Thailand licenses with the bank we are planning to work with would allow us to enter Indonesia. Indonesia has their own set of regulations that would also need to be complied with. Our partners in Thailand will work with our legal team and review the specific requirements before we enter the Indonesian market. If we are unable to obtain the license through partnership we will apply for a license individually in Indonesia and this would greatly increase our timeline for entering this market.

Regulatory developments are rapidly changing related to crypto assets, the crypto asset markets and artificial intelligence products in Guatemala.

Guatemala is more established with their policies than many other countries in regards to how they treat crypto asset markets but is still evolving and regulations are being changed often. Upon receiving and entering the market in Guatemala we will likely deal with many changes to the regulations as they implement more policies and procedures to regulate and protect the market.

Guatemala has individual compliance guidelines in regards to tokenized digital assets. We are monitoring the changes they are implementing and when we approach Guatemala for business we will ensure we are in compliance with their licensing requirements and that our platform meets their standards for KYC/AML, security features and the authorized access requirements.

Risks Related to Real World Asset Tokenization.

There are risks associated with dealing with and issuing real world asset tokens. These risks include but are not limited to: risks of the underlying asset being damaged or stolen, storage costs, maintenance costs, the liquidity risks associated with selling the real world assets and the overall risk of theft of not only the tangible asset but also the token.

Our KYC Process and AML process is using a third party program called SubSum. There are material risks if unauthorized individuals access our platform.

There are risks of Fines or regulatory issues if unauthorizd individuals access our platform. We have taken steps to ensure this does not occur. In the event that it does happen we could be adversely affected in our business and there could be regulatory fines, penalties or levies associated with unauthorized or impermissible access or activities.

Blockchain Technology carries with is certain risks and compliance issues.

Blockchain technologies are heavily regulated and will likely become more regulated as it becomes more integrated in business and personal use cases. There are also risks associated with cyber criminals and fraud throughout the world. Blockchain also uses infrastructure that can be slowed or destroyed by natural disasters, power outages and other uncontrollable circumstances. There are also risks associated with blockchain due to cyber criminals and fraud throughout the world.

Blockchain Cyber criminals are causing issues throughout the world and have created the need for more regulation from countries attempting to protect companies and consumers. These regulations can create additional substantial expenses for blockchain companies to operate. Fraudulent activities such as setting up fake accounts and trying to create fake transactions have created the need form further regulation. “hacking wallets” has become a significant risk when dealing with blockchain and crypto asset companies. Hacking wallets can be defined as an unauthorized individual accessing your individual wallet.

As regulation increases and more resources are put into stopping cyber criminals it is likely that a large financial burden will be put on companies operating blockchains.

Blockchain Technology Regulatory developments could present the company with certain risks and compliance issues.

The blockchain technology regulatory environment is ever changing. Changes to the regulations could affect our ability to implement certain parts or all of our business plan. The areas in which we intend to operate are evolving their blockchain requirements and maintaining compliance with these changes can become expensive and very cumbersome for the company. Licensing requirements in many of the jurisdictions in which we intend to operate are evolving and also many are under their initial development stage. Historically countries have introduced more and more legislation as they continue to resolve issues related to blockchain regulation.

Blockchain Technology outage or impairment could significantly harm our company.

If our blockchain experienced an outage or impairment or attack from cyber criminals we could have our business model affected in many ways including but not limited to a complete loss of customer base, loss of a large portion of our customers, bad reputation for being an unsable blockchain or a questionable reputation for securing information as advertised.

Item 2. Financial Information.

Management’s Discussion and Analysis of Financial Condition and Results of Operation.

The following presents managements analysis of the financial condition of Eco Bright Future, Inc. and Subsidaries (Eco Bright) as of December 31, 2023.

Business Operations

The financial statements presented are those of Eco Bright Future, Inc. (“Eco Bright”, or the “Company”) and its wholly owned subsidiaries United Heritage, Sociedad Anonmima De Capital Variable (“UHS”) and its wholly owned subsidiary Universa Hub Africa (“UHSA”), collectively, (“UHA”). Eco Bright Future, Inc., together with its subsidiaries, engages in the financial technology and blockchain business worldwide. The blockchain is a proprietary blockchain developed by Universa Hub Africa. The proprietary blockchain allows the company to not be dependent on a third party blockchain to complete transactions and operate. It also allows the company to build additional value added services that do not require the permission and appropriate integrations into a third party blockchain. The company builds tools to help people in accessing the economy via mobile and digital services. These tools include code that will allow integration to other wallets and other blockchains. Our platform is designed and operational, however, we have not finalized the open source options within our programming. This will allow integration into other wallets. Our blockchain can be used with other developed wallets. We do not have plans to implement other blockchains within our ecosystem. Companies can use our proprietary coding to implement on their own servers if they choose to select this option. We are equipped to quickly and easily integrate our tokenization process to other blockchain solutions. This creates an easier barrier to entry if a company would like to manage its own tokenization process. It also allows us to partner with government entities that do not want to store their information on servers that are not secured within their own ecosystem. It is also involved in digital asset tokenisation, as well as digital wallet activities such as transferring Real World Assets to other wallets. The company has built a digital sugar exchange that has been tested and used in Dubai (UAE) and has a digital exchange service that can be used for other digital assets and commodities. The company is building an open source platform and developer infrastructure which enables everyone to access and participate in the global economy and Real-World Assets(RWA) tokenisation. Our open source platform will be available for other companies to use on their own ecosystem if they choose to use the Universa Blockchain. The open source availability will be coming in the 2025 calendar year when we expect to have multiple partners and licenses in many of the jurisdictions we are attempting to operate in. This open source platform will allow other companies to use our blockchain and tokenization process to provide their own platforms. This is especially useful for companies that want to integrate with a payment infrastructure without taking the time, effort and money to develop one. Other companies that use our open source code might need consulting help that would generate additional revenue and there will also be blockchain transaction fees that will be paid to Universa Blockchain for verification of transactions. For items to be recorded in our blockchain even when used by 3rd parties there will be protocols that must be met to record the transaction. These include but are not limited to KYC/AML verification procedures, transaction fees must be paid and unauthorized or suspicious transactions will be flagged and our security team will deal with them. We have implemented a very robust security system that analyzes and tracks all transactions operating on our blockchain. Eco Bright Future, Inc. was founded in 2021 and is headquartered in Florida and El Salvador. Currently we are operating in Tunisia. El Salvador licensing is applied for and we will open there as licensing permits and we will be applying for licensing in UAE and Thailand within the 2024 calendar year. These are the current jurisdictions we are operating or intending to operate in the very near future. Licensing is required in most jurisdictions we will enter from the individual country. Growth into other jurisdcitions will be selected based on highest probability of approval of the licenses.

As Universa Blockchain is an open source project, other blockchains can use the publicly available repository to build their own systems based on this software product.

Extended API access allows, if contracted with us, to obtain information about transactions within the network, e.g. for integration with financial monitoring services.

Within the network built on Universa, for example for gold, there can be no digital assets from other blockchain systems (Bitcoin, Ethereum). Only digital assets issued by the network itself and validated by the regulator can be available to users of the network.

Advanced client application creation mechanisms allow the Universa-based blockchain ledger to be integrated into third-party applications, such as third-party wallets.

However, we allow integrations from verified third parties. They could use our blockchain through an API. We do not plan to integrate and use other blockchains.

We have not finalized the integration process to other wallets. We will update the disclosure that this process is currently being developed and we expect to implement it in second quarter of next year.

It is currently planned to not accept clients from certain jurisdictions. These jurisdictions include the United States of America and European Union countries. The KYC process will not allow individuals with passports from these jurisdictions use our services. Additionally if a certain territory or jurisdiction is prohibited from using our service we will be able to adjust our KYC protocols accordingly to prohibit unauthorized access. Our KYC service provides user and business verification, transaction monitoring, fraud prevention, AML screening, and ongoing AML support.

Our Tokenization process and current plans for exchanging digital assets do not currently meet the Howey Test as the current items planned to be tokenized are commodities. There could be a need to register an offering with the SEC if and when certain real estate transactions are tokenized or other digital assets that meet the “Howey Test”. We will review each tokenization process and register the appropriate offerings with the SEC.

The company intends to tokenize gold in cooperation with Bank of Abu Dhabi and DMCC in the UAE. The coins will be for tokenizing gold that is held in a secure vault at Bank of Abu Dhabi. The gold is insured by the bank and the government of UAE through the DMCC. The gold tokenization is what we have arranged the vault for and we do not have finalized details yet for the introduction of other tokenized assets. The material terms of the agreement with bank of Abu Dhabi are the gold will be tokenized using the serial number of the gold and the token will hold rights to the gold in storage. The gold is redeemable if the holder of the token would like to redeem their gold in person. All AML and KYC procedures are run through our partner SumSub which is a very robust system that allows monitoring and tracking for suspicious activities and we will be able to deny applications submitted by suspicious people or people that are in jurisdictions where we are not currently allowing participants. Each individual gold bar currently is assigned a serial number. This serial number will be tokenized using the blockchain and given a token number that can not be duplicated. These tokens can be redeemed from the bank of Abu Dhabi upon request. The Bank of Abu Dhabi custodies the gold. The token representing the gold will be stored locally upon the wallet that Universa has designed or if an end user desires they can transfer to another wallet all together. The custody of the gold is never held by Universa Blockchain. It is by the end user with their individual token or Bank of Abu Dhabi at all times. The insurance held by Bank of Abu Dhabi and DMCC insures the underlying asset which is the gold. This insurance would cover the physical gold. If an end user lost their token and could not prove ownership the insurance would not be liable. If a user can show ownership they can pick up the gold at the Bank of Abu Dhabi if they chose to do so. The product is developed the integration we will be implementing will allow users to use the gold as a payment system within the jurisdictions in which we operate. A money transfer license is required from UAE and there will be integration costs with the payment systems to allow end users to use their wallets to pay for items using their wallet. This cost is estimated at the moment to be around $500,000 once we receive the appropriate licensing. The licenses are currently being applied for. The timeline will depend on the length of time it takes to get the license. Our integration process will likely be 1 to 2 months after receiving the license.

This process is what we intend to deliver in all the jurisdictions in which we intend to operate. Our platform is complete and we will need to integrate with local laws, jurisdictions and payment systems for completion of our business plans.

We also intend to implement an AI platform that will allow users to interact with an AI engine to receive concierge services. They will be able to book hotels, make reservations at restaurants and other services directly from their wallet. This service will be added at a later date and will likely be in 3rd or 4th quarter of 2025.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. We continuously evaluate our critical accounting policies and estimates. We base our estimates on historical experience and on various assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates under different assumptions or conditions.

We believe the following critical accounting policies are important to the portrayal of our financial condition and results of operations and require our management’s subjective or complex judgment because of the sensitivity of the methods, assumptions and estimates used in the preparation of our financial statements.

Revenue Recognition Policy

Eco Bright recognizes revenue in accordance with the provisions of Accounting Series Codification (“ASC”) 606, Revenue From Contracts With Customers (“ASC 606”), which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements. ASC 606 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. In general, the Company recognizes revenue based on the allocation of the transaction price to each performance obligation as each performance obligation in a contract is satisfied.

During the years ended December 31, 2023 and 2022, revenue of $32,132 and $0, respectively, was recognized from providing consulting services related to blockchain technology software development sales and website and software integration and development. Current sales do not include any revenue from tokenization of Real World Assets. The bulk of our revenue generated was from software development and website development and integrations. The revenue was recognized upon being earned upon completion of services and acceptance by the customer, or point of sale of the executed services.

Income Tax

We account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The Company has incurred net operating loss for financial-reporting and tax-reporting purposes. Accordingly, any benefit for income taxes has been offset entirely by a valuation allowance against the related federal deferred tax asset for the years ended December 31, 2023 and 2022.

Results of Operations

For the Years Ended December 31, 2023 and 2022

Revenues and Cost of Sales

During the years ended December 31, 2023 and 2022, we recognized $32,132 and $0 in consulting revenue, respectively.

Operating Expenses

Operating expenses were $18,716 during the year ended December 31, 2023, compared to $14,409 during the year ended December 31, 2022. Operating expenses consisted of $14,946 and $8,083 in salaries and wages and $3,770 and $6,326 in general and administrative expenses during the years ended December 31, 2023 and 2022, respectively. During the years ended December 31, 2023 and 2022, general and administrative expenses consisted of office and general expenses of $3,223 and $5,739, depreciation expenses of $440 and $454, and business license fees of $107 and $133, respectively.

Other Income and Expenses

Other expenses were $285 during the year ended December 31, 2023, compared to $6,997 during the year ended December 31, 2022. Other expenses consisted of $474 and $0 in interest expense, $493 and $14 in other expenses and $0 and $6,983 in impairment expense from the write-off of previously capitalized development costs during the years ended December 31, 2023 and 2022, respectively. We recognized $682 in other income during the year ended December 31, 2023, there was no such income during the year ended December 31, 2022.

Net Income (Loss)

As a result of the above, we recognized net income of $13,131 for the year ended December 31, 2023 and a net loss of $21,406 for the year ended December 31, 2022, respectively.

We anticipate losses from operations will increase during the next twelve months due to anticipated increased payroll expenses as we add necessary staff to continue planned operations and increases in legal and accounting expenses associated with maintaining a reporting company. We expect that we will continue to have net losses from operations for several years until revenues become sufficient to offset operating expenses.

Liquidity and Capital Resources of the Company

Current Assets

Current assets at December 31, 2023 totaled $17,400, consisting of $14,761 in cash, $1,657 in accounts receivable and $982 in other current assets. Total assets at December 31, 2022 were $6,245, consisting of $6,024 in cash and $221 in other current assets.

Current Liabilities

Total liabilities were all current as of December 31, 2023 and 2022 and consisted of accounts payable and accrued expenses totaling $10,868 and $12,641, respectively.

Net Cash Used in Operating Activities.

During the year ended December 31, 2023, our operating activities provided net cash of $8,737, compared to net cash used of $300 during the period ended December 31, 2022. Sources of cash during the year ended December 31, 2023 are mainly due to the $32,132 in revenue, partially offset by $5,168 in changes in cash used from operating assets and liabilities.

Uses of cash during the year ended December 31, 2022 are mainly due to the $21,406 net loss, partially offset by $6,492 in net non-cash expenses related to depreciation, impairment and gains and losses on currency translation, as well as $14,614 in changes in cash provided from operating assets and liabilities.

At December 31, 2023 we had a working capital of $6,532, compared to a working capital deficit of $6,396 at December 31, 2022.

Going Concern

At December 31, 2023, we only had $17,696 in assets and a $12,593 accumulated deficit. Our current liquidity resources are not sufficient to fund anticipated level of operations for at least the next 12 months from the date these consolidated financial statements were issued. As a result, there is substantial doubt regarding the Company’ ability to continue as a going concern.

The ability to continue Eco Bright’s operations depends on its ability to generate and grow revenue and results of operations as well as our ability to access capital markets when necessary to accomplish strategic objectives. We expect to continue to incur losses for the immediate future and will need additional equity or debt financing until we can achieve profitability and positive cash flows from operating activities. Our future capital requirements for operations will depend on many factors, including the ability to generate revenues and obtain capital.

There is no assurance that we will ever be profitable or that debt or equity financing will be available to us. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should we be unable to continue as a going concern. There is no assurance we will be successful in any of these goals.

Off-Balance Sheet Arrangements

We had no off-balance sheet arrangements of any kind for the years ended December 31, 2023 or 2022.

MANAGEMENT

Name	Position	Age	Start Date
George Athanasiadis	CEO/Director	48	August 2021
Tomaz Strgr	CTO/Director	62	December 2023

George Athanasiadis and Tomaz Strgr have extensive experience in managing companies. Tomaz Strgr has over 10 years experience in managing Technology Companies and extensive background with blockchain technologies.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

 The following table sets forth information as to the shares of common stock beneficially owned as of December 31, 2022 by (i) each person known to us to be the beneficial owner of more than 5% of our common stock; (ii) each Director; (iii) each Executive Officer; and (iv) all of our Directors and Executive Officers as a group. Unless otherwise indicated in the footnotes following the table, the persons as to whom the information is given had sole voting and investment power over the shares of common stock shown as beneficially owned by them.

Directors and Executive Officers or 5% or more	Amount	Percent
2G Group LLC (George Athanasiadis sole member)	74,800,000	74.3%

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

During the year ended December 31, 2023, Eco Bright Future Inc. paid a total of $0 of wages to management.

Item 3. Properties.

Our corporate offices are located in Florida and El Salvador. Our main operations will be spread across Central America and Asia. Consultants, advisors and contract service providers will work from home offices and from our location in El Salvador.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

Directors and Executive Officers or 5% or more	Amount	Percent
2G Group LLC (George Athanasiadis sole member)	74,800,000	74.3%

Title of Class	Name and address of Beneficial Owner	Amount of shares owned	Nature of beneficial ownership	Percent of class	Voting Power
Common	2G Group George Athanasiadis (Florida)	74,800,000	Officer/Director	74.3%	37%
Preferred Series A	Alexander Borodich	10,000,000	Over 5%	100%	49%

Item 5. Directors and Executive Officers.

George Athanasiadis Director, President, Chief Executive Officer, Treasurer, Secretary, Age 48, director until Dec 31, 2025

Mr. Athanasiadis joined the Company as Chief Executive Officer, Secretary, and Principal Financial Officer in August 2021. Mr. Athanasiadis has a history of managing multiple successful businesses. He has experience at an executive level and has served on multiple boards and as an officer of multiple companies. He graduated from University of Florida with a Bachelor’s of Science in electrical engineering. He also has a masters degree in business and a masters degree in information technology. Mr. Athanasiadis has been elected to serve as director of the Company until December 31, 2025.

Recent Work History:

Bright Business LLC – Owner and operator of import of LED light fixtures for multi family construction for the last 15 years.

2G Group LLC – Managing director of marketing group that specializes in information technology and business development

Tomaz Strgar Director, Chief Technology Officer, Age 62, director until Dec 31, 2025

Mr. Strgar has served as a Director of the Company since December 2023. Mr. Strgar has over 30 years experience in managing companies and assisting with technological advancement within companies. Mr. Strgar also has worked for the Ministry of Defense and is a retired colonel of the Slovenian Armed Forces. Mr. Strgar has been elected to serve as director of the Company until December 31, 2025.

Recent Work History

Mr. Strgar retired from the military as a Colonel and has been involved in consulting multiple international technology companies during his retirement. He has been consulting companies for the last 8 years since his retirement. He works primarily with companies that are looking to grow infrastructure and need a strong manager to assist in corporate structure and technology.

The following table illustrates compensation accrued to director during the most recently ended fiscal year:

Name	Fees earned or paid in cash ($) (Wages Earned and Accrued)	Stock awards ($)	Option awards ($)	Non-equity incentive compensation plan ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
George Athanasiadis	-	-	-	-	-	-	-
Tomaz Strgar	-	-	-	-	-	-	-

Item 6. Executive Compensation.

During the previous year and through the 1st and 2nd quarter of this year Executive Compensation has been zero. Executive Compensation will begin as revenues increase. It is expected that compensation will begin in 4th quarter of 2024 and will initially be $120,000 per year for executive board members that are working full time. Any additional board members that are not full time will be compensated on a contract basis and will be individually negotiated. Amount paid will not exceed the full time board members.

Item 7. Certain Relationships and Related Transactions

There were no Related Party Transactions during the reporting period.

Item 8. Legal Proceedings.

None.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

Our common stock is currently quoted on the OTC market "Pink Sheets" under the symbol EBFI. For the periods indicated, the following table sets forth the high and low bid prices per share of common stock. The below prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

Period End Date	Low Price	High Price
Quarter ended Dec 2023	.20	$1.33
Quarter ended March 2024	$1.35	$3.15

Dividends

Holders of common stock are entitled to dividends when, as, and if declared by the Board of Directors, out of funds legally available therefore. We have never declared cash dividends on its common stock and our Board of Directors does not anticipate paying cash dividends in the foreseeable future as it intends to retain future earnings to finance the growth of our businesses. There are no restrictions in our articles of incorporation or bylaws that restrict us from declaring dividends.

Securities Authorized for Issuance Under Equity Compensation Plans

No equity compensation plan or agreements under which our common stock is authorized for issuance has been adopted during the fiscal years ended December 31, 2023 and 2022. No Equity compensation plan or agreement is planned during the current fiscal year which will end December 31, 2024

Item 10. Recent Sales of Unregistered Securities.

The company issued 100,000,000 shares of common stock on August 31, 2021 as founder shares.

The company issued 490,000 shares of common stock from June 29, 2022 to June 7, 2023 as part of its regulation A offering for .10 per share.

The company issued 200,000 shares of common stock under rule 144 for services provided on June 29, 2022

The Company issued 10,000,000 shares of preferred series A stock as founder shares on August 31, 2021. These shares were transferred to Alexander Borodich on December 28, 2023 as part of the reverse merger transaction.

No other shares of common stock have been issued.

Item 11. Description of Registrant’s Securities to be Registered.

As of the date of this Form 10 Information Statement, the Company had 100,690,000 shares of common stock outstanding. The Transfer agent for the company is Standard Transfer in Salt Lake City Utah.

Our Certificate of Incorporation authorizes the issuance of 750,000,000 shares of common stock, par value $0.001 per share. Our holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the shareholders. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the board of directors in its discretion from legally available funds. In the event of a liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of common stock have no preemptive rights to purchase the Company's common stock. There are no conversion or redemption rights or sinking fund provisions with respect to the common stock.

Series A Preferred Shares

The Company is authorized to issue 100,000,000 shares of preferred stock, par value $0.001 per share. The 10,000,000 shares of Series A Preferred Stock (“Series A Preferred Stock”) outstanding were issued as founder shares of the company. The shares were transferred to Alexander Borodich on Dec 28, 2023 upon completion of the merger with Universa Hub Africa and United Heritage. The Preferred series A shares vote 10 common shares for every one share owned. The 10,000,000 preferred shares outstanding represent 100,000,000 votes in the common shares. The preferred series A shares are not convertible into common shares.

Item 12. Indemnification of Directors and Officers.

Our articles of incorporation, by-laws and director indemnification agreements provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or an officer of the Company or, in the case of a director, is or was serving at our request as a director, officer, or trustee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by us to the fullest extent authorized by the Wyoming General Corporation Law against all expense, liability and loss reasonably incurred or suffered by such.

Section 17 of the Wyoming Statutes permits a corporation to indemnify any director or officer of the corporation against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, ( i.e ., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Item 13. Financial Statements and Supplementary Data.

Not applicable to a Smaller Reporting Company per CFR § 229.302.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

Item 15. Financial Statements and Exhibits.

Report of Independent Registered Public Account Firm

To the Board of Directors and Stockholders
Eco Bright Future Inc. and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Eco Bright Future Inc. and Subsidiaries (the “Company”) as of December 31, 2023 and 2022, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2023 and 2022, and the related notes to the financial statements. In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years ended December 31, 2023 and 2022, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the entity will continue as a going concern. As discussed in Note 3 to the financial statements, the entity has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to Eco Bright Future Inc. and Subsidiaries in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Eco Bright Future Inc. and Subsidiaries is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated in the Going Concern paragraph above is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter, providing a separate opinion on the critical audit mater or on the accounts or disclosures to which it relates.

We have served as Eco Bright Future, Inc. and Subsidiaries’ auditor since 2021.

Goff Backa Alfera and Company, LLC
Pittsburgh, Pennsylvania
April 29, 2024

ECO BRIGHT FUTURE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2023	2022
ASSETS

Current Assets:
Cash	$14,761	$6,024
Accounts receivable	1,657	—
Prepaid assets	982	221
Total Current Assets	17,400	6,245

Non-Current Assets
Computers and equipment	296	725
Total Assets	$17,696	$6,970

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY

Current Liabilities:
Accounts payable, related party	$10,868	$12,641
Total Current Liabilities	10,868	12,641

Total Liabilities	$10,868	$12,641

Stockholders' Equity (Deficit):
Preferred Stock Series A; $0.001 par value, 100,000,000 and 0 shares authorized and 10,000,000 and 0 shares issued	10,000	—
Common stock; $0.001 par value, 750,000,000 and 2,000 shares authorized and 100,690,000 and 2,000 share issued and outstanding, respectively	100,690	19,108
Additional paid-in capital	(90,935)	—
Other comprehensive (loss) income	(334)	945
Accumulated deficit	(12,593)	(25,724)
Total Stockholders' Equity (Deficit)	6,828	(5,671)

Total Liabilities and Stockholders' Equity (Deficit)	$17,696	$6,970

See Independent Auditors’ Report and Notes to the Consolidated Financial Statements.

ECO BRIGHT FUTURE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2023	2022
REVENUES
Service revenue	$32,132	$—
Total revenues	32,132	—

OPERATING EXPENSES
Compensation expense	14,946	8,083
General and administrative	3,770	6,326
Total Operating Expenses	18,716	14,409

OTHER INCOME (EXPENSES)
Interest expense	(474)	—
Other expenses	(493)	(14)
Other income	682	—
Impairment expense	—	(6,983)
Total Other Income and Expenses	(285)	(6,997)

INCOME (LOSS) BEFORE INCOME TAXES	13,131	(21,406)
Provision for income taxes	—	—

NET INCOME (LOSS)	$13,131	$(21,406)

OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation	(1,279)	1,002

OTHER COMPREHENSIE INCOME (LOSS)	$11,852	$(20,404)

INCOME (LOSS) PER COMMON SHARE
Basic	$0.00	$(0.00)
Diluted	$0.00	$(0.00)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	3,036,433	2,000
Diluted	3,036,433	2,000

See Independent Auditors’ Report and Notes to the Consolidated Financial Statements.

ECO BRIGHT FUTURE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY

	Preferred Stock		Common Stock		Additional Paid-	Retained (Deficit)	Accumulated Other Comprehensive	Total Stockholders’ (Deficit)
	Shares	Amount	Shares	Amount	In Capital	Earnings	Income (Loss)	Equity

Balance, December 31, 2021	—	$—	2,000	$20,822	$—	$(4,318)	$(57)	$16,447

Foreign currency translation	—	—	—	(1,714)	—	—	1,002	(712)

Net loss for the year ended December 31, 2022	—	—	—	—	—	(21,406)	—	(21,406)

Balance, December 31, 2022	—	$—	2,000	$19,108	$—	$(25,724)	$945	$(5,671)

Recapitalization for merger acquisition on December 20, 2023	10,000,000	10,000	100,688,000	100,690	(110,043)	—	(647)	—

Retirement of subsidiary common stock	—	—	—	(19,108)	19,108	—	—	—

Foreign currency translation	—	—	—	—	—	—	(632)	(632)

Net income for the year ended December 31, 2023	—	—	—	—	—	13,131	—	13,131

Balance, December 31, 2023	10,000,000	$10,000	100,690,000	$100,690	$(90,935)	$(12,593)	$(334)	$6,828

See Independent Auditors’ Report and Notes to the Consolidated Financial Statements.

ECO BRIGHT FUTURE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2023	2022
Cash Flows From Operating Activities:
Net income (loss)	$13,131	$(21,406)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation	440	454
Impairment of assets	—	6,983
Loss (gain) on foreign currency translation	334	(945)
Changes in operating assets and liabilities:
Accounts receivable	(1,657)	—
Other current assets	(761)	2,281
Accounts payable and accrued expenses	(2,750)	12,333
Net cash provided by (used in) operating activities	8,737	(300)

Net change in cash	8,737	(300)
Cash, beginning of year	6,024	6,324
Cash, end of year	$14,761	$6,024

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$474	$—
Cash paid for taxes	$—	$—

See Independent Auditors’ Report and Notes to the Consolidated Financial Statements.

ECO BRIGHT FUTURE, INC. AND SUBSIDIARIES
FOOTNOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
DECEMBER 31, 2023 and 2022

NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

The financial statements presented are those of Eco Bright Future, Inc. (“Eco Bright”, or the “Company”) and its wholly owned subsidiaries United Heritage, Sociedad Anonmima De Capital Variable (“UHS”) and its wholly owned subsidiary Universa Hub Africa (“UHSA”), collectively, (“UHA”). Eco Bright was incorporated on August 31, 2021, under the laws of the State of Wyoming. UHS was incorporated on July 12, 2023, under the laws of the country of El Salvador and UHSA was incorporated on March 28, 2019, under the laws of the country of Tunisia.

On December 20, 2023, the Company entered into a Merger Agreement with United Heritage, Sociedad Anonmima De Capital Variable (“UHA”), a company organized and existing under the laws of El Salvador, with its head office located in San Salvador, El Salvador. The Merger agreement provides for the controlling owner and holder of 10,000,000 shares of the Company’s Series A Preferred Stock to transfer all of the Series A Preferred Stock to the beneficial owner of all of the 2,000 shares of capital stock of UHA, in exchange for the 2,000 shares of common stock being transferred to the Company and immediately retired. The 10,000,000 shares of Series A Preferred Stock have 10 votes per share, or 100,000,000 votes on all matters brought to a vote of stockholders of the Company, representing 99.90% of the total votes available to be cast.

The Merger Agreement will allow the Company to access capital markets as a result of public exchange listing to fund its intent to carry on the business of UHA as an artificial intelligence and blockchain technology company that utilizes real world tokenization to create a virtual investment vehicle on the blockchain linked to tangible assets such as real estate, precious metals, art and collectibles. The Company intends to provide digital assets from El Salvador, tokenize assets and develop blockchain tools for entry to countries such as Tunisia and United Arab Emirates and plan to enter into agreements in connection with its blockchain products in Thailand, Indonesia, and Guatemala.

The Merger Agreement was accounted for as a reverse recapitalization, whereby the Company, while being deemed the legal acquirer, is accounted for as a capital transaction, whereby UHA issued its equity for the net assets of the Company followed by a recapitalization of the Company’s common stock to reflect the equivalent number of the Company’s common stock with the difference being recorded in additional paid-in capital. The consolidated financial statements are based on UHA’s historical financial statements and the Company’s historical financial statements, as adjusted, to give effect to UHA’ reverse recapitalization of the Company.

Basis of Presentation

The Financial Statements and related disclosures have been prepared using the accrual basis of accounting in accordance with Generally Accepted Accounting Principles (“GAAP”) of the United States. Eco Bright has elected a calendar year-end.

Cash Equivalents

Eco Bright considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

Concentrations in Sales to Foreign Customers

During the year ended December 31, 2023, 100% of the generated revenue for software development and consulting was made to foreign customers. An adverse change in either economic conditions abroad or the Company’s relationship with foreign entities could negatively affect the volume of the Company’s international sales and operations.

Use of Estimates

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Long Lived Assets

Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company evaluates the recoverability of long-lived assets based upon forecasted undiscounted cash flows. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. Should impairment in value be indicated, the carrying value of long lived assets will be adjusted, based on estimates of future discounted cash flows resulting from the use and ultimate disposition of the asset. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

During the year ended December 31, 2022, the Company recognized $6,983 in impairment expenses for previously capitalized software development project costs no longer deemed viable.

ECO BRIGHT FUTURE, INC. AND SUBSIDIARIES
FOOTNOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
DECEMBER 31, 2023 and 2022

Revenue Recognition Policy

Eco Bright recognizes revenue in accordance with the provisions of Accounting Series Codification (“ASC”) 606, Revenue From Contracts With Customers (“ASC 606”), which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements. ASC 606 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. In general, the Company recognizes revenue based on the allocation of the transaction price to each performance obligation as each performance obligation in a contract is satisfied.

During the years ended December 31, 2023 and 2022, revenue of $32,132 and $0, respectively, was recognized from providing consulting services related to blockchain technology software development sales. The revenue was recognized upon being earned upon completion of services and acceptance by the customer.

Stock-Based Compensation

Eco Bright records stock-based compensation using the fair value method. Equity instruments issued to employees and the cost of the services received as consideration are accounted for in accordance with ASC 718, Stock Compensation and are measured and recognized based on the fair value of the equity instruments issued. All transactions with non-employees in which goods or services are the consideration received for the issuance of equity instruments are accounted for in accordance with ASC 515, Equity-Based Payments to Non-Employees, based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. There were no equity instruments issued to employees, no outstanding stock based compensation instruments outstanding and no stock based compensation expense was recognized during the years ended December 31, 2023 and 2022.

Fair Value of Financial Instruments

ASC 820, Fair Value Measurements (“ASC 820”) and ASC 825, Financial Instruments (“ASC 825”), requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. It establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument's categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. It prioritizes the inputs into three levels that may be used to measure fair value:

Level 1 - Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2 - Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3 - Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The carrying values of cash, other current assets, property, accounts payable and accrued expenses approximate fair value. Pursuant to ASC 820 and 825, the fair value of cash is determined based on "Level 1" inputs, which consist of quoted prices in active markets for identical assets.

New Accounting Pronouncements

Eco Bright has implemented all new accounting pronouncements that are in effect and that may impact its financial statements. The Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

Basic and Diluted Loss Per Share

Eco Bright presents basic earnings per share (EPS) on the face of the statements of operation. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including convertible debt, stock options, and warrants, using the treasury stock method, and convertible debt instrument, using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive.

ECO BRIGHT FUTURE, INC. AND SUBSIDIARIES
FOOTNOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
DECEMBER 31, 2023 and 2022

The calculation of basic and diluted net income (loss) per share is as follows:

	For the Years Ended December 31,
	2023	2022
Basic Income (Loss) Per Share:
Numerator:
Net income (loss)	$13,131	$(20,461)
Denominator:
Weighted-average common shares outstanding	3,036,433	2,000
Basic net income (loss) per share	$0.00	$(0.00)

	For the Years Ended December 31,
	2023	2022
Diluted Income (Loss) Per Share:
Numerator:
Net loss	$13,131	$(20,461)
Denominator:
Weighted-average common shares outstanding	3,036,433	2,000
Diluted net income (loss) per share	$0.00	$(0.00)

Income Taxes

Eco Bright records income taxes under the asset and liability method, whereby deferred tax assets and liabilities are recognized based on the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and attributable to operating loss and tax credit carryforwards. Accounting standards regarding income taxes requires a reduction of the carrying amounts of deferred tax assets by a valuation allowance, if based on the available evidence, it is more likely than not that such assets will not be realized. Accordingly, the need to establish valuation allowances for deferred tax assets is assessed at each reporting period based on a “more likely than not” realization threshold. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carryforward periods, the Company’s experience with operating loss and tax credit carryforwards not expiring unused, and tax planning alternatives.

Significant judgment is required in evaluating the Company’s tax positions and determining its provision for income taxes. During the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. Accounting standards regarding uncertainty in income taxes provides a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely, based solely on the technical merits, of being sustained on examinations. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments and which may not accurately anticipate actual outcomes.

NOTE 2 - INCOME TAXES

Eco Bright files income tax returns in the U.S. federal jurisdiction. Eco Bright’s policy is to recognize interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses. Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

ECO BRIGHT FUTURE, INC. AND SUBSIDIARIES
FOOTNOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
DECEMBER 31, 2023 and 2022

Net deferred tax assets consist of the following components:

	For the Years Ended December 31,
	2023	2022
Deferred tax assets:
Net operating loss carry forward	$10,069	$7,262
Valuation allowance	(10,069)	(7,262)
Net deferred tax asset	$—	$—

The federal income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate of 21% to pretax income from continuing operations for the year ended December 31, 2023 and the year ended December 31, 2022 due to the following:

	For the Years Ended December 31,
	2023	2022
Pre-tax book income (loss)	$(2,807)	$(7,808)
Stock for services	—	42
Related party accrued expenses	—	504
Valuation allowance	2,807	7,262
Federal Income Tax	$—	$—

The Company had net operating losses of approximately $47,948 that can be used indefinitely. Due to the change in ownership in 2023, net operating loss carryforwards may be limited as to use in future years. In accordance with the statute of limitations for federal tax returns, the Company’s federal tax returns for the years 2021 through 2022 are subject to examination.

NOTE 3 - GOING CONCERN

Eco Bright's consolidated financial statements are prepared using Generally Accepted Accounting Principles applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, Eco Bright has recently accumulated losses since its inception and has had negative cash flows from operations until 2023, which raise substantial doubt about its ability to continue as a going concern. Management's plans with respect to alleviating the adverse financial conditions that caused management to express substantial doubt about the Eco Bright's ability to continue as a going concern are as follows:

The ability to continue Eco Bright’s operations depends on its ability to generate and grow revenue and results of operations as well as our ability to access capital markets when necessary to accomplish strategic objectives. We expect to continue to incur losses for the immediate future and will need additional equity or debt financing until we can achieve profitability and positive cash flows from operating activities. Our future capital requirements for operations will depend on many factors, including the ability to generate revenues and obtain capital.

There can be no assurance that Eco Bright will be able to achieve its business plans, raise any more required capital or secure the financing necessary to achieve its current operating plan. The ability of Eco Bright to continue as a going concern is dependent upon its ability to successfully accomplish the plan described in the preceding paragraph and eventually attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

ECO BRIGHT FUTURE, INC. AND SUBSIDIARIES
FOOTNOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
DECEMBER 31, 2023 and 2022

NOTE 4 - FOREIGN CURRENCY OPERATIONS

Eco Bright operates in foreign countries, specifically, Tunisia during the years ended December 31, 2023 and 2022. As such, assets and liabilities of foreign subsidiaries are translated into United States dollars at the rated of exchange in effect at year-end. The related translation adjustments are made directly to other comprehensive income or loss. Income and expenses are translated at the average rates of exchange in effect during the year. Foreign currency gains and losses are included in the results of operations and are generally classified in other income (expense) in the Consolidated Statements of Operations. Accumulated other comprehensive loss was $334 at December 31, 2023. Accumulated other comprehensive income was $945 at December 31, 2022. Foreign currency net loss was $1,279 for the year ended December 31, 2023. Foreign currency net income was $888 for the year ended December 2022.

NOTE 5 - SUBSEQUENT EVENTS

Eco Bright reviewed subsequent events through April 29, 2024, the date the financial statements were available to be issued.

ECO BRIGHT FUTURE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	June 30, 2024	December 31, 2023
ASSETS

CURRENT ASSETS
Cash	$14,841	$14,761
Accounts receivable	1,625	1,657
Other current assets	4,083	982
Total current assets	20,549	17,400

NON-CURRENT ASSETS
Intangible assets	4,800	—
Property and equipment, net	—	296
Total non-current assets	4,800	296
TOTAL ASSETS	$25,349	$17,696

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
Accounts payable and accrued expenses	22,225	10,868
Accounts payable, related party	55,455	—
Total current liabilities	77,680	10,868

STOCKHOLDERS' EQUITY (DEFICIT)

Preferred stock; $0.001 par value, 100,000,000 shares authorized and 10,000,000 shares issued and outstanding	10,000	10,000

Common stock; $0.001 par value, 750,000,000 and 750,000,000 shares authorized, 100,690,000 and 100,690,000 shares issued and outstanding, respectively	100,690	100,690

Additional paid-in capital	(90,935)	(90,935)
Accumulated deficit	(71,701)	(12,593)
Accumulated other comprehensive loss	(385)	(334)
Total stockholders' equity (deficit)	(52,331)	6,828

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$25,349	$17,696

The accompanying notes are an integral part of these unaudited financial statements.

ECO BRIGHT FUTURE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
REVENUES
Sales	$—	$29,571	$—	$29,571

OPERATING EXPENSES
Salaries and wages	—	3,827	—	14,999
Professional fees	46,019	—	55,019	—
General and administrative	681	25	4,089	1,251
Total operating expenses	46,700	3,852	59,108	16,250

OPERATING INCOME (LOSS)	(46,700)	25,719	(59,108)	13,321

OTHER INCOME (EXPENSE)
Other expenses	—	(292)	—	(488)
Other income	—	685	—	685
Total other income (expense)	—	393	—	197

Income (loss) Before Income Taxes	(46,700)	26,112	(59,108)	13,518
Provision for income taxes	—	—	—	—

Net Income (loss)	$(46,700)	$26,112	$(59,108)	$13,518

OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation	(1,023)	825	(385)	(198)

COMPREHENSIVE INCOME (LOSS)	$(47,723)	$26,937	$(59,493)	$13,320

INCOME (LOSS) PER COMMON SHARE
Basic	$(0.00)	$13.06	$(0.00)	$6.76
Diluted	$(0.00)	$13.06	$(0.00)	$6.76

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	100,690,000	2,000	100,690,000	2,000
Diluted	100,690,000	2,000	100,690,000	2,000

The accompanying notes are an integral part of these unaudited financial statements.

ECO BRIGHT FUTURE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY

(UNAUDITED)

	Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders' Equity (Deficit)
Balance, March 31, 2023	—	$—	—	19,417	$—	$(38,318)	$412	$(18,489)

Currency translation	—	—	—	(43)	—		1,835	1,792

Net income for three months ended June 30, 2023	—	—	—	—	—	26,112	—	26,112

Balance, June 30, 2023	—	$—	2,000	$19,374	$—	$(12,206)	$2,247	$9,415

	Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders' Equity (Deficit)
Balance, March 31, 2024	10,000,000	$10,000	100,690,000	$100,690	$(90,935)	$(25,001)	$(385)	$(5,631)

Net loss for three months ended June 30, 2024	—	—	—	—	—	(46,700)	—	(46,700)

Balance, June 30, 2024	10,000,000	$10,000	100,690,000	$100,690	$(90,935)	$(71,701)	$(385)	$(52,331)

	Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders' Equity (Deficit)
Balance, December 31, 2022	—	$—	2,000	$19,108	$—	$(25,724)	$945	$(5,671)

Currency translation	—	—	—	266	—	—	1,302	1,568

Net income for six months ended June 30, 2023	—	—	—	—	—	13,518	—	13,518

Balance, June 30, 2023	—	$—	2,000	$19,374	$—	$(12,206)	$2,247	$9,415

	Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders' Equity (Deficit)
Balance, December 31, 2023	10,000,000	$10,000	100,690,000	$100,690	$(90,935)	$(12,593)	$(334)	$6,828
Currency translation	—	—	—	—	—	—	(51)	(51)

Net loss for six months ended June 30, 2024	—	—	—	—	—	(59,108)	—	(59,108)

Balance, June 30, 2024	10,000,000	$10,000	100,690,000	$100,690	$(90,935)	$(71,701)	$(385)	$(52,331)

The accompanying notes are an integral part of these unaudited financial statements.

ECO BRIGHT FUTURE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Six Months Ended June 30,
	2024	2023

Cash flows from operating activities:
Net income (loss)	$(59,108)	$13,518
Adjustments to reconcile net loss to net cash (used) provided by operating activities:
Depreciation	296	591
Changes in operating assets and liabilities:
Other current assets	(3,120)	(212)
Accounts payable and accrued expenses	11,357	(5,042)
Net cash (used in) provided by operating activities	(50,575)	8,855

Cash flows from investing activities:
Purchase of intangible asset	(4,800)	—
Net cash used in investing activities	(4,800)	—

Cash flows from financing activities:
Loans from related party	55,455	—
Net cash provided by financing activities	55,455	—

Net change in cash	80	8,855
Cash, beginning of period	14,761	6,024

Cash, end of period	$14,841	$14,879

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$—	$—
Cash paid for taxes	$—	$—

The accompanying notes are an integral part of these unaudited financial statements.

ECO BRIGHT FUTURE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

The financial statements presented are those of Eco Bright Future, Inc. (“Eco Bright”, or the “Company”) and its wholly owned subsidiaries United Heritage, Sociedad Anonmima De Capital Variable (“UHS”) and its wholly owned subsidiary Universa Hub Africa (“UHSA”), collectively, (“UHA”). Eco Bright was incorporated on August 31, 2021, under the laws of the State of Wyoming. UHS was incorporated on July 12, 2023, under the laws of the country of El Salvador and UHSA was incorporated on March 28, 2019, under the laws of the country of Tunisia. On December 20, 2023, the Company entered into a Merger Agreement with United Heritage, Sociedad Anonmima De Capital Variable (“UHA”), a company organized and existing under the laws of El Salvador, with its head office located in San Salvador, El Salvador.

The Merger Agreement will allow the Company to access capital markets as a result of public exchange listing to fund its intent to carry on the business of UHA as an artificial intelligence and blockchain technology company that utilizes real world tokenization to create a virtual investment vehicle on the blockchain linked to tangible assets such as real estate, precious metals, art and collectibles. The Company intends to provide digital assets from El Salvador, tokenize assets and develop blockchain tools for entry to countries such as Tunisia and United Arab Emirates and plan to enter into agreements in connection with its blockchain products in Thailand, Indonesia, and Guatemala.

Basis of Presentation

The accompanying unaudited interim consolidated financial statements of Eco Bright have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission, and should be read in conjunction with the audited consolidated financial statements and notes thereto contained in Eco Bright’s Annual Report on Form 1-K filed with the SEC. In the opinion of management, the accompanying unaudited interim consolidated financial statements reflect all adjustments, consisting of normal recurring adjustments, necessary to present fairly the consolidated financial position and the results of operations for the interim period presented herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year or for any future period. Notes to the consolidated financial statements which would substantially duplicate the disclosure contained in the audited financial statements for fiscal 2023 as reported in the Form 1-K have been omitted.

New Accounting Pronouncements

Eco Bright has implemented all new accounting pronouncements that are in effect and that may impact its consolidated financial statements. The Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its consolidated financial position or results of operations.

Revenue Recognition Policy

Eco Bright recognizes revenue in accordance with the provisions of Accounting Series Codification (“ASC”) 606, Revenue From Contracts With Customers (“ASC 606”), which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements. ASC 606 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. In general, the Company recognizes revenue based on the allocation of the transaction price to each performance obligation as each performance obligation in a contract is satisfied.

During the six months ended June 30, 2024 and 2023, revenue of $0 and $29,571, respectively, was recognized from providing consulting services related to blockchain technology software development sales. The revenue was recognized upon being earned upon completion of services and acceptance by the customer.

ECO BRIGHT FUTURE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Concentrations in Sales to Foreign Customers

During the six months ended June 30, 2023, $29,571 in revenue generated for software development and consulting was generated from foreign customers in the country of Tunisia. An Adverse change in either economic conditions abroad or the Company’s relationship with foreign entities could negatively affect the volume of the Company’s international sales and operations.

Basic and Diluted Loss Per Share

Eco Bright presents basic earnings per share (EPS) on the face of the statements of operation. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including convertible debt, stock options, and warrants, using the treasury stock method, and convertible debt instrument, using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive.

The calculation of basic and diluted net loss per share is as follows:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
Basic Loss Per Share:
Numerator:
Net Income (loss)	$(46,700)	$26,112	$(59,108)	$13,518

Denominator:
Weighted average common shares outstanding:
Basic	100,690,000	2,000	100,690,000	2,000
Diluted	100,690,000	2,000	100,690,000	2,000
Net income (loss) per common share:
Basic	$(0.00)	$13.06	$(0.00)	$6.76
Diluted	$(0.00)	$13.06	$(0.00)	$6.76

Income Taxes

Eco Bright records income taxes under the asset and liability method, whereby deferred tax assets and liabilities are recognized based on the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and attributable to operating loss and tax credit carryforwards. Accounting standards regarding income taxes requires a reduction of the carrying amounts of deferred tax assets by a valuation allowance, if based on the available evidence, it is more likely than not that such assets will not be realized. Accordingly, the need to establish valuation allowances for deferred tax assets is assessed at each reporting period based on a “more likely than not” realization threshold. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carryforward periods, the Company’s experience with operating loss and tax credit carryforwards not expiring unused, and tax planning alternatives.

Significant judgment is required in evaluating the Company’s tax positions and determining its provision for income taxes. During the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. Accounting standards regarding uncertainty in income taxes provides a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely, based solely on the technical merits, of being sustained on examinations. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments and which may not accurately anticipate actual outcomes.

ECO BRIGHT FUTURE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 2 - RELATED PARTY TRANSACTIONS

During the six months ended June 30, 2024, an officer and director of the Company incurred $36,874 in travel and other corporate expenses. The amounts are short-term loans, do not bear interest, are unsecured and are to be repaid upon demand with no interest.

During the six months ended June 30, 2024, an officer and director of the Company lent cash and paid expenses on behalf of the Company totaling $18,581 in travel and other corporate expenses. The amounts are short-term loans, do not bear interest, are unsecured and are to be repaid upon demand with no interest.

NOTE 3 - GOING CONCERN

Eco Bright's consolidated financial statements are prepared using Generally Accepted Accounting Principles applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, Eco Bright has recently accumulated losses since its inception and has had negative cash flows from operations, which raise substantial doubt about its ability to continue as a going concern. Management's plans with respect to alleviating the adverse financial conditions that caused management to express substantial doubt about the Eco Bright's ability to continue as a going concern are as follows:

The ability to continue Eco Bright’s operations depends on its ability to generate and grow revenue and results of operations as well as our ability to access capital markets when necessary to accomplish strategic objectives. We expect to continue to incur losses for the immediate future and will need additional equity or debt financing until we can achieve profitability and positive cash flows from operating activities. Our future capital requirements for operations will depend on many factors, including the ability to generate revenues and obtain capital.

There can be no assurance that Eco Bright will be able to achieve its business plans, raise any more required capital or secure the financing necessary to achieve its current operating plan. The ability of Eco Bright to continue as a going concern is dependent upon its ability to successfully accomplish the plan described in the preceding paragraph and eventually attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 4 - FOREIGN CURRENCY OPERATIONS

Eco Bright operates in foreign countries, specifically, Tunisia during the six months ended June 30, 2024 and year ended December 31, 2023. As such, assets and liabilities of foreign subsidiaries are translated into United States dollars at the rated of exchange in effect at year-end. The related translation adjustments are made directly to other comprehensive income or loss. Income and expenses are translated at the average rates of exchange in effect during the year. Foreign currency gains and losses are included in the results of operations and are generally classified in other income (expense) in the Consolidated Statements of Operations. Accumulated other comprehensive loss was $385 and $334 at June 30, 2024 and December 31, 2023. Foreign currency net loss was $51 and $1,357 for the six months ended June 30, 2024 and 2023, respectively.

NOTE 5 - SUBSEQUENT EVENTS

Eco Bright reviewed subsequent events through August 15, 2024, the date the financial statements were available to be issued.

ECO BRIGHT FUTURE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	March 31,	December 31,
	2024	2023
ASSETS

Current Assets:
Cash	$14,523	$14,761
Accounts receivable	1,625	1,657
Prepaid assets	963	982
Total Current Assets	17,111	17,400

Non-Current Assets
Computers and equipment, net	—	296
Total Assets	$17,111	$17,696

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY

Current Liabilities:
Accounts payable, related party	$22,742	$10,868
Total Current Liabilities	22,742	10,868

Total Liabilities	$22,742	$12,641

Stockholders' Equity (Deficit):
Preferred Stock Series A; $0.001 par value, 100,000,000 and 100,000,000 shares authorized and 10,000,000 and 10,000,000 shares issued and outstanding, respectively	10,000	10,000
Common stock; $0.001 par value, 750,000,000 and 750,000,000 shares authorized and 100,690,000 and 100,690,000 share issued and outstanding, respectively	100,690	100,690
Additional paid-in capital	(90,935)	(90,935)
Other comprehensive (loss) income	(385)	(334)
Accumulated deficit	(25,001)	(12,593)
Total Stockholders' Equity (Deficit)	(5,631)	6,828

Total Liabilities and Stockholders' Equity (Deficit)	$17,111	$17,696

The accompanying notes are an integral part of these unaudited financial statements.

ECO BRIGHT FUTURE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended March 31,
	2024	2023

REVENUES	$—	$—

OPERATING EXPENSES
Compensation expense	—	11,172
Professional fees	9,000	—
General and administrative	3,408	1,226
Total Operating Expenses	12,408	12,398

OPERATING LOSS	(12,408)	(12,398)

OTHER EXPENSES
Other expenses	—	(196)
Total Other Expenses	—	(196)

LOSS BEFORE INCOME TAXES	(12,408)	(12,594)
Provision for income taxes	—	—

NET LOSS	$(12,408)	$(12,594)

OTHER COMPREHENSIVE LOSS
Foreign currency translation	(385)	(1,023)

OTHER COMPREHENSIVE LOSS	$(12,793)	$(13,617)

LOSS PER COMMON SHARE
Basic	$0.00	$(6.30)
Diluted	$0.00	$(6.30)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	100,690,000	2,000
Diluted	100,690,000	2,000

The accompanying notes are an integral part of these unaudited financial statements.

ECO BRIGHT FUTURE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY

(UNAUDITED)

	Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Additional Paid-In Capital	Retained Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Deficit

Balance, December 31, 2022	—	$—	2,000	$19,108	$—	$(25,724)	$945	$(5,671)

Foreign currency translation	—	—	—	309	—	—	(1,357)	(1,048)

Net loss for the three months ended March 31, 2023	—	—	—	—	—	(12,594)	—	(12,594)

Balance, March 31, 2023	—	$—	2,000	$19,417	$—	$(38,318)	$(412)	$(19,313)

	Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Additional Paid-In Capital	Retained Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Deficit
Balance, December 31, 2023	10,000,000	$10,000	100,690,000	$100,690	$(90,935)	$(12,593)	$(334)	$6,828

Foreign currency translation	—	—	—	—	—	—	(51)	(51)

Net loss for the three months ended March 31, 2024	—	—	—	—	—	(12,408)	—	(12,408)

Balance, March 31, 2024	10,000,000	$10,000	100,690,000	$100,690	$(90,935)	$(25,001)	$(385)	$(5,631)

The accompanying notes are an integral part of these unaudited financial statements.

ECO BRIGHT FUTURE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Three Months Ended March 31,
	2024	2023
Cash Flows From Operating Activities:
Net loss	$(12,408)	$(12,594)
Adjustments to reconcile net income (loss) to net
cash provided (used) by operating activities:
Depreciation	296	454
Changes in operating assets and liabilities:
Other current assets	—	(213)
Accounts payable, related party	11,874	12,923
Net cash (used in) provided by operating activities	(238)	1,593

Net change in cash	(238)	1,593
Cash, beginning of year	14,761	6,024
Cash, end of year	$14,523	$7,617

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$—	$—
Cash paid for taxes	$—	$—

The accompanying notes are an integral part of these unaudited financial statements.

ECO BRIGHT FUTURE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

The financial statements presented are those of Eco Bright Future, Inc. (“Eco Bright”, or the “Company”) and its wholly owned subsidiaries United Heritage, Sociedad Anonmima De Capital Variable (“UHS”) and its wholly owned subsidiary Universa Hub Africa (“UHSA”), collectively, (“UHA”). Eco Bright was incorporated on August 31, 2021, under the laws of the State of Wyoming. UHS was incorporated on July 12, 2023, under the laws of the country of El Salvador and UHSA was incorporated on March 28, 2019, under the laws of the country of Tunisia. The Company intends to carry on the business of UHA as an artificial intelligence and blockchain technology company that utilizes real world tokenization to create a virtual investment vehicle on the blockchain linked to tangible assets such as real estate, precious metals, art and collectibles. The Company intends to provide digital assets from El Salvador, tokenize assets and develop blockchain tools for entry to countries such as Tunisia and United Arab Emirates and plan to enter into agreements in connection with its blockchain products in Thailand, Indonesia, and Guatemala.

Basis of Presentation

The accompanying unaudited interim consolidated financial statements of Eco Bright have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission, and should be read in conjunction with the audited consolidated financial statements and notes thereto contained in Eco Bright’s Annual Report on Form 1-K filed with the SEC. In the opinion of management, the accompanying unaudited interim consolidated financial statements reflect all adjustments, consisting of normal recurring adjustments, necessary to present fairly the consolidated financial position and the results of operations for the interim period presented herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year or for any future period. Notes to the consolidated financial statements which would substantially duplicate the disclosure contained in the audited financial statements for fiscal 2023 as reported in the Form 1-K have been omitted.

New Accounting Pronouncements

Eco Bright has implemented all new accounting pronouncements that are in effect and that may impact its consolidated financial statements. The Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its consolidated financial position or results of operations.

Basic and Diluted Loss Per Share

Eco Bright presents basic earnings per share (EPS) on the face of the statements of operation. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including convertible debt, stock options, and warrants, using the treasury stock method, and convertible debt instrument, using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive.

The calculation of basic and diluted net loss per share is as follows:

	For the Three Months Ended March 31,
	2024	2023
Basic Loss Per Share:
Numerator:
Net loss	$(12,408)	$(12,594)
Denominator:
Weighted-average common shares outstanding	100,690,000	2,000
Basic net loss per share	$(0.00)	$(6.30)

ECO BRIGHT FUTURE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Income Taxes

Eco Bright records income taxes under the asset and liability method, whereby deferred tax assets and liabilities are recognized based on the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and attributable to operating loss and tax credit carryforwards. Accounting standards regarding income taxes requires a reduction of the carrying amounts of deferred tax assets by a valuation allowance, if based on the available evidence, it is more likely than not that such assets will not be realized. Accordingly, the need to establish valuation allowances for deferred tax assets is assessed at each reporting period based on a “more likely than not” realization threshold. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carryforward periods, the Company’s experience with operating loss and tax credit carryforwards not expiring unused, and tax planning alternatives.

Significant judgment is required in evaluating the Company’s tax positions and determining its provision for income taxes. During the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. Accounting standards regarding uncertainty in income taxes provides a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely, based solely on the technical merits, of being sustained on examinations. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments and which may not accurately anticipate actual outcomes.

NOTE 2 - RELATED PARTY TRANSACTIONS

During the three months ended March 31, 2024, an officer and director of the Company incurred $11,874 in travel and other corporate expenses. The amounts are short-term and are to be repaid upon demand with no interest.

NOTE 3 - GOING CONCERN

Eco Bright's consolidated financial statements are prepared using Generally Accepted Accounting Principles applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, Eco Bright has recently accumulated losses since its inception and has had negative cash flows from operations, which raise substantial doubt about its ability to continue as a going concern. Management's plans with respect to alleviating the adverse financial conditions that caused management to express substantial doubt about the Eco Bright's ability to continue as a going concern are as follows:

The ability to continue Eco Bright’s operations depends on its ability to generate and grow revenue and results of operations as well as our ability to access capital markets when necessary to accomplish strategic objectives. We expect to continue to incur losses for the immediate future and will need additional equity or debt financing until we can achieve profitability and positive cash flows from operating activities. Our future capital requirements for operations will depend on many factors, including the ability to generate revenues and obtain capital.

There can be no assurance that Eco Bright will be able to achieve its business plans, raise any more required capital or secure the financing necessary to achieve its current operating plan. The ability of Eco Bright to continue as a going concern is dependent upon its ability to successfully accomplish the plan described in the preceding paragraph and eventually attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

ECO BRIGHT FUTURE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 4 - FOREIGN CURRENCY OPERATIONS

Eco Bright operates in foreign countries, specifically, Tunisia during the three months ended March 31, 2024 and year ended December 31, 2023. As such, assets and liabilities of foreign subsidiaries are translated into United States dollars at the rated of exchange in effect at year-end. The related translation adjustments are made directly to other comprehensive income or loss. Income and expenses are translated at the average rates of exchange in effect during the year. Foreign currency gains and losses are included in the results of operations and are generally classified in other income (expense) in the Consolidated Statements of Operations. Accumulated other comprehensive loss was $385 and $334 at March 31, 2024 and December 31, 2023. Foreign currency net loss was $51 and $1,357 for the three months ended March 31, 2024 and 2023, respectively.

NOTE 5 - SUBSEQUENT EVENTS

Eco Bright reviewed subsequent events through July 11, 2024, the date the financial statements were available to be issued.

Item 1. Management’s Discussion and Analysis of Financial Condition and Results of Operations

FORWARD-LOOKING STATEMENTS AND FACTORS THAT MAY AFFECT FUTURE RESULTS

This Quarterly Report contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they do not materialize or prove correct, could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, but not limited to, statements concerning: our plans, strategies and objectives for future operations; new products or developments; future economic conditions, performance or outlook; the outcome of contingencies; expected cash flows or capital expenditures; our beliefs or expectations; activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future; and assumptions underlying any of the foregoing. Forward-looking statements may be identified by their use of forward-looking terminology, such as “believes,” “expects,” “may,” “should,” “would,” “will,” “intends,” “plans,” “estimates,” “anticipates,” “projects” and similar words or expressions. You should not place undue reliance on these forward-looking statements, which reflect our management’s opinions only as of the date of the filing of this Quarterly Report and are not guarantees of future performance or actual results

Business Operations

The financial statements presented are those of Eco Bright Future, Inc. (“Eco Bright”, or the “Company”) and its wholly owned subsidiaries United Heritage, Sociedad Anonmima De Capital Variable (“UHS”) and its wholly owned subsidiary Universa Hub Africa (“UHSA”), collectively, (“UHA”). Eco Bright Future, Inc., together with its subsidiaries, engages in the financial technology and blockchain business worldwide. The blockchain is a roprietary blockchain developed by Universa Hub Africa. The proprietary blockchain allows the company to not be dependent on a third party blockchain to complete transactions and operate. It also allows the company to build additional value added services that do not require the permission and appropriate integrations into a third party blockchain. The company builds tools to help people in accessing the economy via mobile and digital services. It is also involved in digital asset tokenisation and digital asset trading, as well as digital wallet activities. The company has built a digital sugar exchange that has been tested and used in Dubai (UAE) and has a digital exchange service that can be used for other digital assets and commodities. The company is building an open source platform and developer infrastructure which enables everyone to access and participate in the global economy and Real-World Assets(RWA) tokenisation. Eco Bright Future, Inc. was founded in 2021 and is headquartered in Florida and El Salvador. Currently we are operating in Tunisia. El Salvador licensing is applied for and we will open there as licensing permits and we will be applying for licensing in UAE and Thailand within the 2024 calendar year. These are the current jurisdictions we are operating or intending to operate in the very near future. Licensing is required in most jurisdictions we will enter from the individual country. Growth into other jurisdcitions will be selected based on highest probability of approval of the licenses.

It is currently planned to not accept clients from certain jurisdictions. These jurisdictions include the United States of America and European Union countries. The KYC process will not allow individuals with passports from these jurisdictions use our services. Additionally if a certain territory or jurisdiction is prohibited from using our service we will be able to adjust our KYC protocols accordingly to prohibit unauthorized access.

Our Tokenization process and current plans for exchanging digital assets do not currently meet the Howey Test as the current items planned to be tokenized are commodities. There could be a need to register an offering with the SEC if and when certain real estate transactions are tokenized or other digital assets that meet the “Howey Test”. We will review each tokenization process and register the appropriate offerings with the SEC.

We also intend to implement an AI platform that will allow users to interact with an AI engine to receive concierge services. They will be able to book hotels, make reservations at restaurants and other services directly from their wallet. This service will be added at a later date and will likely be in 3rd or 4th quarter of 2025.

The following presents managements analysis of the consolidated financial condition of Eco Bright Future, Inc. and Subsidaries (Eco Bright) as of March 31, 2024 and December 31, 2023.

Results of Operations

For the Three Months Ended March 31, 2024 and 2023

Revenues and Cost of Sales

We did not recognize any revenues during the three months ended March 31, 2024 and 2023.

Operating Expenses

Operating expenses were $12,408 during the three months ended March 31, 2024, compared to $12,398 during the three months ended March 31, 2023. Operating expenses consisted of $9,000 and $0 in professional fees, $0 and $11,172 in salaries and wages, and, $3,408 and $1,226 in general and administrative expenses during the three months ended March 31, 2024 and 2023, respectively.

Other Income and Expenses

Other expenses were $0 and $196 during the three months ended March 31, 2024 and 2023, respectively.

Net Loss

As a result of the above, we recognized net losses of $12,408 and $12,594 for the three months ended March 31, 2024 and 2023, respectively.

We anticipate losses from operations will increase during the next twelve months due to anticipated increased payroll expenses as we add necessary staff to continue planned operations and increases in legal and accounting expenses associated with maintaining a reporting company. We expect that we will continue to have net losses from operations for several years until revenues become sufficient to offset operating expenses.

Liquidity and Capital Resources of the Company

Current Assets

Current assets at March 31, 2023 and December 31, 2023 totaled $17,111 and $17,400, respectively, consisting of $14,523 and $14,761 in cash, $1,625 and $1,657 in accounts receivable and $963 and $982 in other current assets.

Total Assets

Total assets at March 31, 2024 and December 31, 2023 totaled $17,111 and $17,696, respectively, consisting of $17,111 and $17,400 in current assets and $0 and $296 in property and equipment.

Current Liabilities

Total liabilities were all current as of March 31, 2024 and December 31, 2023 and consisted of accounts payable, related party for operating expense advances totaling $22,742 and $10,868, respectively.

Net Cash Used in Operating Activities.

During the three months ended March 31, 2024, our operating activities used net cash of $238, compared to net cash provided of $1,593 during the three months ended March 31, 2023. Uses of cash from operations during the three months ended March 31, 2024 and 2023 are mainly due to the net losses of $12,408 and 12,594, respectively, partially offset by $11,874 and $12,710 in changes in cash used from operating assets and liabilities as well as $296 and $1,477 in non-cash operating expenses, respectively.

At March 31, 2024 we had a working capital deficit of $5,631, compared to working capital of $6,532 at December 31, 2023.

Going Concern

At March 31, 2024, we only had $17,111 in assets, $22,742 in liabilities and a $25,001 accumulated deficit. Our current liquidity resources are not sufficient to fund anticipated level of operations for at least the next 12 months from the date these consolidated financial statements were issued. As a result, there is substantial doubt regarding the Company’ ability to continue as a going concern.

The ability to continue Eco Bright’s operations depends on its ability to generate and grow revenue and results of operations as well as our ability to access capital markets when necessary to accomplish strategic objectives. We expect to continue to incur losses for the immediate future and will need additional equity or debt financing until we can achieve profitability and positive cash flows from operating activities. Our future capital requirements for operations will depend on many factors, including the ability to generate revenues and obtain capital.

There is no assurance that we will ever be profitable or that debt or equity financing will be available to us. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should we be unable to continue as a going concern. There is no assurance we will be successful in any of these goals.

Off-Balance Sheet Arrangements

We had no off-balance sheet arrangements of any kind for the years ended March 31, 2024 and December 31, 2023.

EXHIBIT INDEX

Exhibit Number	Exhibit Description

3.1	Action of Incorporator of Eco Bright Future, Inc (incorporated by reference)

3.2	Articles of Incorporation Amended and Restated of Eco Bright Future, Inc. (incorporated by reference)

3.3	Bylaws (incorporated by reference)

4.1	Form of Subscription Agreement (incorporated by reference)

23.1	Consent of Independent Registered Public Accounting Firm

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

ECO BRIGHT FUTURE INC.
(Registrant)

Date:	October 21, 2024	By:	/s/ George Athanasiadis
George Athanasiadis
President/Director
Eco Bright Fugure, Inc.